Exhibit 4.1

EXECUTION VERSION

SEASPAN CORPORATION,

as the Issuer

5.50% BLUE TRANSITION SENIOR NOTES DUE 2029

INDENTURE

Dated as of July 14, 2021

THE BANK OF NEW YORK MELLON,

as Trustee

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Schedules

Schedule 1	-	Existing Credit Facilities

Exhibits

Exhibit A	-	Form of Notes
Exhibit B	-	Form of Transfer Certificate
Exhibit C	-	Form of Exchange Certificate
Exhibit D	-	Form of Supplemental Indenture

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INDENTURE dated as of July 14, 2021, between Seaspan Corporation, a Republic of the Marshall Islands corporation (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS OF THE ISSUER

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its 5.50% Blue Transition Senior Notes due 2029 issued on the date hereof (the “Original Notes”) and any additional Notes (“Additional Notes” and, together with the Original Notes, the “Notes”) that may be issued in accordance with the terms hereof. The Issuer has received good and valuable consideration for the execution and delivery of this Indenture. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer, and (ii) this Indenture a legal, valid and binding agreement of the Issuer in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION

BY REFERENCE

SECTION 1.01 Definitions.

“Acquired Debt” means Debt of a Person (a) existing at the time such Person becomes a Subsidiary or is merged into or consolidated with such specified Person whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; or (b) assumed in connection with the acquisition of assets from any such Person. Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

“Affiliate” means, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled” have meanings correlative to the foregoing.

“Agents” means the Registrar, Paying Agent and Transfer Agent.

“Applicable Fair Market Value Limit” means,

(a) in the case of a completed Vessel, container or any other property, plant or equipment:

(i) if the Debt incurred to finance such completed Vessel, container or other property, plant or equipment pursuant to Section 4.04(b)(viii) is not a Sale/Leaseback Transaction, 85% of its Fair Market Value; or

(ii) if the Debt incurred to finance such completed Vessel, container or other property, plant or equipment pursuant to Section 4.04(b)(viii) is a Sale/Leaseback Transaction, 100% of its Fair Market Value; and

(b) in the case of an uncompleted Vessel, container or any other property, plant or equipment:

(i) if the Debt incurred to finance such uncompleted Vessel, container or any other property, plant or equipment pursuant to Section 4.04(b)(viii) is not a Sale/Leaseback Transaction, 85% of the contract price for the acquisition of such Vessel, container or other property, plant or equipment, as determined on the date on which the agreement for construction of such Vessel, container or other property, plant or equipment was entered into by the Issuer or any Restricted Subsidiary, plus in the case of a Vessel, any other Ready for Sea Cost of such Vessel; or

(ii) if the Debt incurred to finance such uncompleted Vessel, container or such other property, plant or equipment pursuant to Section 4.04(b)(viii) is a Sale/Leaseback Transaction, 95% of the contract price for the acquisition of such Vessel, container or other property, plant or equipment, as determined on the date on which the agreement for construction of such Vessel, container or other property, plant or equipment was entered into by the Issuer or any Restricted Subsidiary, plus in the case of a Vessel, any other Ready for Sea Cost of such Vessel; and

(c) in the case of an exercise of any of the options outstanding as of the Issue Date to purchase certain Vessels, 100% of the contract prices for the exercise of such option.

“Applicable Law” means any law or regulation.

“Applicable Redemption Premium” means on any redemption date prior to August 1, 2024, the greater of: (a) one percent of the principal amount of such Note and (b) the excess of: (i) the present value at such redemption date of the redemption price of such Note at August 1, 2024, plus all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and August 1, 2024, excluding accrued but unpaid interest, computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over (ii) the principal amount of such Note on such redemption date.

For the avoidance of doubt, calculation of the Applicable Redemption Premium shall not be a duty or obligation of the Trustee or any Agent.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (a) any Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Redeemable Capital Stock of Restricted Subsidiaries issued in compliance with Section 4.04 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary); (b) all or substantially all the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or (c) any other of the Issuer’s or any Restricted Subsidiary’s properties or assets.

(a) Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) any transfer or disposition of assets that is governed by Sections 4.09 and 5.01;

(ii) any transfer or disposition of assets or Capital Stock between or among the Issuer and any Restricted Subsidiary;

(iii) any transfer or disposition of damaged, obsolete, worn-out or surplus Vessels, equipment or facilities or other assets of the Issuer or any Restricted Subsidiary that are no longer used or useful in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business;

(iv) any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than $50,000,000;

(v) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including sale leasebacks and asset securitizations permitted by this Indenture;

(vi) the disposition of receivables or other surrender or waiver of contract rights in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(vii) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(viii) the sale, lease or other disposition of equipment, inventory, property, stock-in-trade, goods, accounts receivable or other assets in the ordinary course of business;

(ix) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(x) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(xi) a Permitted Investment or a Restricted Payment (or a transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.06;

(xii) foreclosure, condemnation or similar action with respect to property or other assets;

(xiii) any disposition of Capital Stock, Debt or other securities of any Unrestricted Subsidiary;

(xiv) any disposition of Securitization Assets and related assets in connection with any Qualified Securitization Financing and any factoring transaction in the ordinary course of business;

(xv) sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Issuer or any Restricted Subsidiary;

(xvi) the sale or other disposition of cash or Cash Equivalents;

(xvii) any exchange of like property for use in a Permitted Business;

(xviii) the grant of licenses to intellectual property rights to third parties on an arms’ length basis in the ordinary course of business;

(xix) the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person) related to such assets;

(xx) the granting of Liens not otherwise prohibited by this Indenture; or

(xxi) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (a) the sum of the products of: (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by (ii) the amount of each such principal payment; by (b) the sum of all such principal payments.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11 of the U.S. Code (as may be amended from time to time) or the laws of any other jurisdiction or any political subdivision thereof applicable to the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization, relief of debtors or similar proceedings.

“Board of Directors” means the board of directors of the Issuer.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York.

“Capital Markets Debt” means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Commission, (c) a private placement to institutional investors or (d) Syndicated Term Loan B Facilities. For the avoidance of doubt, other than Syndicated Term Loan B Facilities, the term “Capital Markets Debt” does not include any Debt under commercial bank facilities, Debt incurred in the ordinary course of business of the Issuer, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Debt incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into or to acquire such Capital Stock, whether now outstanding or issued after the date of this Indenture.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following:

(a) United States dollars;

(b) (1) Euros, Yen, Canadian Dollars, Pounds Sterling or any national currency of any participating member state of the EMU or the United Kingdom; or (2) in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clauses (g), (h) and (i) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) and, in each case, maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) and, in each case, maturing within 24 months after the date of creation thereof;

(h) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition;

(i) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer); and

(l) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (a) through (l) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (l) and in this paragraph.

“Change of Control” means the occurrence of any of the following events:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(b) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person in each case other than (i) a transaction in which the survivor or transferee is a Permitted Holder or a Person that is controlled by the Permitted Holders or (ii) a transaction following which holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

For the purposes of this definition, any direct or indirect holding company of the Issuer shall not itself be considered a “person” or “group” for purposes of clause (a) above; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means, in respect of a Person, any spot, forward, swap, option or other similar agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in commodity prices.

“Consolidated Adjusted Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary), as determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that:

(a) any non-cash impairment charges and asset (including intangible assets and goodwill) write-ups, write-downs and write-offs, in each case pursuant to GAAP, will be excluded;

(b) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that the Consolidated Adjusted Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), to such Person or a Restricted Subsidiary thereof in respect of such period;

(c) solely for the purpose of determining the amount available for Restricted Payments under Section 4.06(b)(iii)(A), any net income (loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Notes or this Indenture, (iii) contractual restrictions in effect on the Issue Date with respect to the Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders of the Notes than such restrictions in effect on the Issue Date and (iv) any restriction listed under Sections 4.12(b)(i), 4.12(b)(ii) and 4.12(b)(viii)); except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Adjusted Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(d) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) or in connection with the sale or disposition of securities will be excluded;

(e) (i) any extraordinary, exceptional or unusual gain, loss or charge (provided, for the avoidance of doubt, that income from charter cancellations will be included), (ii) any asset impairments charges, (iii) the financial impacts of natural disasters (including fire, flood and storm and related events), (iv) any non-cash charges or reserves in respect of any restructuring, redundancy, integration or severance or (v) any expenses, charges, reserves or other costs related to the Offering, in each case, will be excluded;

(f) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards will be excluded;

(g) all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt will be excluded;

(h) any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Issuer or its Subsidiaries will be excluded;

(i) any non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of or sustainability linked component attached to Debt, Hedging Obligations or other derivative instruments;

(j) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(k) any unrealized foreign currency transaction gains or losses in respect of Debt of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;

(l) any unrealized foreign currency translation or transaction gains or losses in respect of Debt or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary will be excluded;

(m) the cumulative effect of a change in accounting principles will be excluded;

(n) the amortization of (i) fair value lease premiums and discounts, (ii) the principal amount of operating lease expense, (iii) lease incentives, (iv) fair value debt discounts, (v) debt discounts in respect of Debt and (vi) any interest expense paid-in-kind on Subordinated Debt will be excluded;

(o) collections of the principal portion of any direct finance leases will be included;

(p) the impact of capitalized, accrued or accreting or pay-in-kind interest or accreting principal on Deeply Subordinated Funding will be excluded;

(q) the amortization of deferred finance costs, debt discount and other finance fees accrued will be excluded; and

(r) the impact of the recognition of any charges or gains resulting from fair value accounting, including the amortization and unwinding of fair value accounting, will be excluded.

“Consolidated EBITDA” means, with respect to any specified Person for any period without duplication, the sum of Consolidated Adjusted Net Income, plus in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period:

(a) provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Adjusted Net Income; plus

(b) the Consolidated Net Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(c) any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, Debt permitted to be incurred by this Indenture, or the refinancing of any other Debt of such Person or any of its Restricted Subsidiaries (whether or not successful) (including such fees, expenses or charges related to the Offering) and, in each case, deducted in such period in computing Consolidated Adjusted Net Income; plus

(d) depreciation, amortization (including, without limitation, amortization of deferred drydocking and special survey costs, deferred realized losses of cash flow interest rate swaps, intangibles and deferred financing fees), and other non-cash expenses (including without limitation write downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period), but excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Adjusted Net Income; plus

(e) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties; plus

(f) to the extent not otherwise included, the proceeds of any business interruption insurance; minus

(g) non-cash items increasing such Consolidated Adjusted Net Income for such period, other than (i) any items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required; or (ii) items related to percentage of completion accounting, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Issuer means, for any period, the ratio (calculated on a pro forma basis as described below) of:

(a) Consolidated EBITDA

(b) to the sum of:

(i) Consolidated Net Interest Expense;

(ii) cash and non-cash dividends due (whether or not declared) on the Redeemable Capital Stock of the Issuer and any Restricted Subsidiaries and on the Preferred Stock of any Restricted Subsidiary (to any Person other than the Issuer and any Restricted Subsidiary), in each case for such period; and

(iii) cash and non-cash dividends due (whether or not declared) on the Preferred Stock of Parent referred to under clauses (viii) and (ix) of Section 4.06(c) (“Designated Parent Preferred Stock”);

provided that in calculating the Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Issuer (including any pro forma expenses and cost savings and cost reduction synergies that have occurred or are reasonably expected to occur, in the good faith judgment of the chief executive officer, chief financial officer or any person performing a similarly senior accounting role of the Issuer (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements)); provided further, without limiting the application of the previous proviso, that:

(A) if the Issuer or any Restricted Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Debt or both, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period; provided however, that the pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall not give effect to (i) any Debt incurred on the date of determination pursuant to Section 4.04(b) or (ii) the discharge on the date of determination of any Debt to the extent that such discharge results from the proceeds incurred pursuant to Section 4.04(b);

(B) if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Adjusted Net Income for such period shall be reduced by an amount equal to the Consolidated Adjusted Net Income (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Adjusted Net Income (if negative) directly attributable thereto, for such period and the Consolidated Net Interest Expense for such period shall be reduced by an amount equal to the Consolidated Net Interest Expense directly attributable to any Debt of the Issuer or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and the continuing Restricted Subsidiaries in connection with such

Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Net Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(C) if, since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of one or more Vessels, any company, any business, or any group of assets constituting all or substantially all of an operating unit of a business, including any such acquisition of any Vessel, company, business or group of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period;

(D) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of any Vessel, company, business or group of assets that would have required an adjustment pursuant to clause (B) or (C) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition occurred on the first day of such period; and

(E) if Parent has issued any Designated Parent Preferred Stock since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Designated Parent Preferred Stock or both, the Consolidated Fixed Charge Coverage Ratio for such period shall be calculated after giving effect on a pro forma basis to such Designated Parent Preferred Stock as if such Designated Parent Preferred Stock had been issued on the first day of such period and the discharge of any other Debt or Designated Parent Preferred Stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Designated Parent Preferred Stock as if such discharge had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Net Interest Expense and Consolidated Adjusted Net Income, calculations will be as determined in good faith by a responsible financial or accounting officer of the Issuer.

“Consolidated Net Interest Expense” means, with respect to any specified Person for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the sum of:

(a) the Issuer’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation:

(i) amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any bridge or other financing fees;

(ii) the net payments (if any) of Interest Rate Agreements and Currency Agreements (excluding amortization of fees and discounts and unrealized gains and losses); and

(iii) the interest portion of any deferred payment obligation (classified as Debt under this Indenture); plus

(b) the interest component of the Issuer’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; plus

(c) the Issuer’s and the Restricted Subsidiaries non-cash interest expenses (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments) and interest that was capitalized during such period; plus

(d) the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Issuer or any Restricted Subsidiary or secured by a Lien on the Issuer’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Issuer or such Restricted Subsidiary; minus

(e) the interest income of the Issuer and the Restricted Subsidiaries during such period.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include (i) any non-cash interest expense in respect of Deeply Subordinated Funding, (ii) any commissions, discounts, yield and other fees and charges related to any Qualified Securitization Financing and (iii) any payments on any operating leases.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date as of which this Indenture is dated, located at The Bank of New York Mellon, 240 Greenwich Street, Floor 7 East, New York, New York 10286; Attention: Corporate Trust Administration, or such other address in the United States as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office in the United States of any successor Trustee (or such other address in the United States as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facility” or “Credit Facilities” means one or more debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other forms of guarantees and assurances, or any other Debt, including in respect of any Sale/Leaseback Transaction, bonds, notes or overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, repaid or refinanced (whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under the Existing Credit Facilities and one or more other credit or other agreements) and, for the avoidance of doubt, includes any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Currency Agreements” means, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Custodian” means, with respect to the Global Notes, The Bank of New York Mellon, as custodian for DTC, and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provision of this Indenture.

“Debt” means, with respect to any Person, without duplication:

(a) the principal and premium amounts of any indebtedness of such Person in respect of borrowed money (including overdrafts) or for the deferred purchase price of property or services due more than one year after such property is acquired or such services are completed, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

(b) any indebtedness of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) all obligations, contingent or otherwise of such Person representing reimbursement obligations in respect of any letters of credit, bankers’ acceptances or other similar instruments (except to the extent such obligation relates to trade payables in the ordinary course of business); provided that any counter indemnity or reimbursement obligation under a letter of credit shall be considered Debt only to the extent that the underlying obligation in respect of which the letter of credit has been issued would also be Debt;

(d) any indebtedness representing Capitalized Lease Obligations of such Person;

(e) all obligations of such Person in respect of Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements (the amount of any such Debt to be equal at any time to either (i) zero if such Hedging Obligation is incurred pursuant to Section 4.04(b)(vii) or (ii) the notional amount of such Hedging Obligation if not incurred pursuant to such clause);

(f) all Debt referred to in (but not excluded from) the preceding clauses (a) through (e) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured);

(g) all guarantees by such specified Person of Debt referred to in this definition of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(i) Preferred Stock of any Restricted Subsidiary;

if and to the extent any of the preceding items (other than obligations under clauses (c) and (e) through (i)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with GAAP as at the date of this Indenture; (iv) any pension obligations of the Issuer or a Restricted Subsidiary; (v) Debt incurred by the Issuer or one of the Restricted Subsidiaries in connection with a transaction where (x) such Debt is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (y) a substantially concurrent Investment is made by the Issuer or a Restricted Subsidiary in the form of cash deposited with the lender of such Debt, or a Subsidiary or Affiliate thereof, in amount equal to such Debt; (vi) obligations under or in respect of Qualified Securitization Financings; (vii) contingent obligations incurred in the ordinary course of business and (viii) Deeply Subordinated Funding.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value will be determined in good faith by the Board of Directors or a member of senior management of the Issuer of such Redeemable Capital Stock; provided, that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Deeply Subordinated Funding” means any funds provided to the Issuer pursuant to an agreement, note, security or other instrument, other than Capital Stock, that pursuant to its terms, (i) is subordinated in right of payment to the Notes, (ii)(A) does not mature or require any amortization, redemption or other repayment of principal (other than through conversion or exchange of such funding into Qualified Capital Stock of the Issuer or any funding meeting the requirements of this definition), (B) does not require payment of any cash interest or any similar cash amounts and (C) contains no change of control or similar provisions and (D) does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Issuer), in each case, prior to the 90th day following the Stated Maturity of the Notes and all other amounts due under this Indenture, (iii) does not provide for or require any security interest or encumbrance over any asset of the Issuer or any Restricted Subsidiary and (iv) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and this Indenture.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto and bearing restrictive legends as required pursuant to this Indenture.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Parent Preferred Stock” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Issuer’s board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than the Issuer or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“dollars” or “$” means the lawful currency of the United States of America.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than dollars, at any time for the determination thereof, the amount of dollars obtained by converting such foreign currency involved in such computation into dollars at the spot rate for the purchase of dollars with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date that is two Business Days prior to such determination.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Issuer that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Offering” means, with respect to the Issuer or any direct or indirect parent company of the Issuer, any public or private sale of shares of common stock or other common equity interests, or any cash contribution to the equity capital of the Issuer, other than any such contribution that constitutes an Excluded Contribution.

“Euroclear” means Euroclear SA/NV, as operator of the Euroclear System.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(a) contributions to its common equity capital;

(b) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(c) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock or Deeply Subordinated Funding (other than Redeemable Capital Stock) of the Issuer, in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (iii)(B) of Section 4.06(b); provided that the Issuer, in its sole discretion, may subsequently undesignate any previously designated Excluded Contribution (to the extent such proceeds have not been applied to make Restricted Payments pursuant to clause (xiv) of Section 4.06(c) pursuant to an Officer’s Certificate.

“Existing Credit Facilities” means credit facilities set forth on Schedule 1 to this Indenture, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, repaid or refinanced from time to time.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors or a member of senior management of the Issuer.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by the Issuer, any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture, dated as of the Issue Date. When used as a verb, “Guarantee” shall have a corresponding meaning.

“guarantees” means, as applied to any obligation,

(a) a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance)

of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantor” means any Person that is a guarantor of the Notes, including any Person that is required after the date of this Indenture to execute a guarantee of the Notes pursuant to Section 4.11 until a successor replaces such party pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indenture” means this indenture pursuant to which the Issuer will issue the Notes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Permitted Businesses of nationally recognized standing in the United States that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means the initial purchasers named in Schedule A to the Purchase Agreement.

“Interest Rate Agreements” means, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees but excluding bank deposits, accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items, in each case that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. In addition, the portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Issuer made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent), in the case of Moody’s, BBB- (or the equivalent), in the case of Fitch and S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means July 14, 2021.

“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the Board of Directors.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, standard security, assignation in security claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Limited Condition Transaction” means (a) an Investment or acquisition, in each case, the consummation by the Issuer or any Subsidiary of which is not conditioned on the availability of, or on obtaining, third-party financing for such Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) as applicable or (b) redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt, Redeemable Capital Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of:

(a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(b) provisions for all taxes paid or payable, or required to be accrued as a liability under GAAP as a result of such Asset Sale;

(c) all distributions and other payments required to be made to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(d) appropriate amounts required to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee.

“Non-Recourse Debt” means with respect to any Person, Debt of such Person and any refinancing Debt thereof for which the sole legal recourse for collection of principal and interest on, and any other obligations in respect of, such Debt is against the specific property identified in the instruments evidencing or securing such Debt.

“Offering” means the offering of $750,000,000 aggregate principal amount of 5.50% Blue Transition Senior Notes due 2029 on the date hereof.

“Offering Memorandum” means the offering memorandum dated as of July 9, 2021, in relation to the Notes.

“Officer’s Certificate” means a certificate signed by an officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel delivered to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent” means Atlas Corp., a Republic of the Marshall Islands corporation, and its successors.

“Pari Passu Debt” means (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

“Permitted Business” means (a) any businesses, services or activities substantially as engaged in by the Issuer or any of the Restricted Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Holders” means (a) the Parent, (b) any of Kyle Washington, Kevin Washington, Dennis Washington or any of their respective estates, spouses and/or descendants; (c) any trust for the benefit of the persons listed in (b); (d) Fairfax Financial Holdings Limited; (e) an affiliate of any of the persons listed in (b), (c) or (d); or (f) a combination of the foregoing.

“Permitted Investments” means any of the following:

(a) Investments in cash or Cash Equivalents;

(b) intercompany Debt to the extent permitted under clause (c) of the definition of “Permitted Debt;”

(c) Investments in (i) the form of loans or advances to, or debt securities issued by, the Issuer, (ii) the Issuer or a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of the Issuer or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary;

(d) Investments made by the Issuer or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.07 to the extent such Investments are non-cash proceeds permitted thereunder;

(e) expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with GAAP;

(f) Investments in the Notes and any other Debt of the Issuer or any Restricted Subsidiary;

(g) Investments existing on the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(h) Investments in Hedging Obligations permitted under Section 4.04(b)(vii);

(i) any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(j) loans and advances (or guarantees to third-party loans) to directors, officers or employees of Parent, the Issuer or any Restricted Subsidiary made in the ordinary course of business in an amount outstanding not to exceed at any one time $10,000,000;

(k) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(l) Investments in a Person to the extent that the consideration therefor consists of Capital Stock or the net proceeds of the issue and sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Issuer or Deeply Subordinated Funding; provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under Section 4.06(b)(iii)(B);

(m) Investments of the Issuer or the Restricted Subsidiaries described under item (v) to the proviso to the definition of “Debt;”

(n) Debt and any Guarantee of Debt permitted to be incurred by Section 4.04;

(o) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding not to exceed the greater of $400,000,000 or 4.0% of Total Assets; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.06, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to (c)(ii) or (iii) of the definition of “Permitted Investments” and not this clause;

(p) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(q) any Investment in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Debt;

(r) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts and (ii) any Investments received in compromise of obligations of any persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to renegotiation of charter-out terms for a Vessel or any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(s) Investments consisting of purchases, acquisitions and remanufacturing of inventory, supplies, material or equipment or other assets, or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property or other assets, in each case in the ordinary course of business;

(t) any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(u) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(v) Investments in Permitted Joint Ventures; provided that at the time of such Investment after giving pro forma effect thereto, the Issuer would be permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.04(a).

“Permitted Joint Venture” means any agreement, contract or other arrangement between the Issuer or any Restricted Subsidiary and any Person that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of a Permitted Business jointly with third parties.

“Permitted Jurisdiction” means any of (a) the United States, any state thereof, the District of Columbia, or any territory thereof, or (b) any member state of the Pre-Expansion European Union, Canada, Australia, Ireland, Switzerland, Bermuda, the Cayman Islands, the Marshall Islands, Malta or Singapore.

“Permitted Liens” means the following types of Liens:

(a) Liens existing on the Issue Date;

(b) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Issuer or any Restricted Subsidiary;

(c) Liens on any of the Issuer’s or any Restricted Subsidiaries’ property or assets securing the Notes or any Guarantees;

(d) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(e) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(f) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels, repairs and improvements to Vessels, masters’, officers’ or crews’ wages and maritime Liens;

(g) Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made;

(h) Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

(i) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of- way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k) Liens on property or assets of, or on shares of Capital Stock or on Debt of, any Person existing at the time such Person becomes a Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets of, or shares of Capital Stock or on Debt of, such acquired Restricted Subsidiary and (ii) were not created in connection with or in contemplation of such acquisition, merger or consolidation;

(l) Liens on property or assets existing at the time such property or assets are acquired, including any acquisition by means of a merger with or into or consolidation with, the Issuer or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than (A) the property or assets acquired or (B) the property or assets of the Person merged with or into or consolidated with the Issuer or Restricted Subsidiary and (ii) were not created in connection with or in contemplation of such acquisition, merger or consolidation;

(m) Liens securing the Issuer’s or any Restricted Subsidiary’s Hedging Obligations permitted under Section 4.04(b)(vii);

(n) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure performance, bid, surety or appeal bonds and completion bonds and guarantees to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(o) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(p) Liens incurred in connection with a cash management program established in the ordinary course of business;

(q) Liens on any property or assets of the Issuer or any of its Restricted Subsidiaries securing Debt permitted to be incurred pursuant to Sections 4.04(b)(ii); provided that any such Lien is secured on a first ranking basis, pari passu with any other such Liens;

(r) Liens on any property or assets of the Issuer or any of its Restricted Subsidiaries for the purpose of securing Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Debt (including refinanced Debt), in each case, incurred pursuant to Sections 4.04(b)(viii), 4.04(b)(ix), 4.04(b)(x) or 4.04(b)(xviii) in connection with the financing of all or any part of the purchase price, lease expense, rental payment or cost of design, construction, installation or improvement of assets or property; provided that any such Lien may not extend to any assets or property owned by the Issuer or any of its Restricted Subsidiaries at the time the Lien is incurred other than the assets and property (including any rights and claims arising or generated out of or in connection with any such assets or property (including the loss, impairment or destruction thereof)) acquired, improved, constructed, leased, financed or refinanced (provided that to the extent that any such Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Debt (including refinanced Debt) relate to multiple assets or properties, then all such assets or properties may secure any such Capitalized Lease Obligation, purchase money obligations, mortgage financings or such other Debt);

(s) Liens incurred to secure Permitted Refinancing Debt permitted to be incurred under this Indenture; provided that the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions thereof);

(t) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(v) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third-party relating to such property or assets;

(w) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(x) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Issuer or any Restricted Subsidiary’s business or operations as Liens only for Debt to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(y) Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Issuer or a Restricted Subsidiary;

(z) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(aa) Liens on any proceeds loan made by the Issuer or any Restricted Subsidiary in connection with any future incurrence of Debt permitted under this Indenture and securing that Debt;

(bb) Liens over treasury stock of the Issuer or a Restricted Subsidiary purchased or otherwise acquired for value by the Issuer or such Restricted Subsidiary pursuant to a stock buy-back scheme or other similar plan or arrangement;

(cc) Liens on Securitization Assets and related assets incurred in connection with any Qualified Securitization Financing;

(dd) Liens for general average and salvage;

(ee) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed the greater of $400,000,000 or 4.0% of Total Assets at any one time outstanding;

(ff) Liens securing Debt permitted to be incurred in accordance with Section 4.04 if, at the time of incurrence and after giving pro forma effect thereto, the Secured Debt to Total Capitalization Ratio for the Issuer and the Restricted Subsidiaries would be no greater than 0.6 to 1.00; and

(gg) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (dd) (excluding clause (q)); provided that the new Lien has no greater priority relative to the Notes and Holders thereof than the original Liens and the related Debt and shall not extend in any material respect to any additional property or assets.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements of any Debt of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced (or, if less, equal to or greater than the Average Life of the Notes);

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced (or, if earlier, 91 days after the Stated Maturity of the Notes);

(d) the new Debt is not senior in right of payment to the Debt that is being refinanced; and

(e) such Debt is unsecured if the Debt being refinanced is unsecured; provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary of the Issuer (other than a Guarantor) that refinances the Debt of the Issuer or any Guarantor or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that “Pre-Expansion European Union shall not include any country whose long-term debt does not have a long-term rating of at least “A” by S&P or at least “A2” by Moody’s or the equivalent rating category of another Rating Agency.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person; provided that accrued non-cash dividends with respect to any Preferred Stock shall not constitute Preferred Stock for the purposes of Section 4.04.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of the Notes, a calculation in accordance with GAAP, or otherwise a calculation made in good faith by the Issuer after consultation with the Issuer’s external auditor, as the case may be.

“Productive Asset Lease” means any charter or lease of one or more Vessels (other than charters or leases required to be classified and accounted for as a capital leases under GAAP).

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Agreement” means that certain Purchase Agreement, dated July 9, 2021, among the Issuer and the representatives of the Initial Purchasers, on behalf of the Initial Purchasers.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Qualified Securitization Financing” means any financing pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person or grant a security interest in, any accounts receivable (and related assets) in any aggregate principal amount equivalent to the Fair Market Value of such accounts receivable (and related assets) of the Issuer or any of its Restricted Subsidiaries; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be on market terms (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) at the time such financing is entered into and (c) such financing shall be non- recourse to the Issuer and its Restricted Subsidiaries except to a limited extent customary for such transactions.

“Rating Agencies” means Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P or all three shall not make a rating on the Notes publicly available, one or more nationally recognized statistical rating organizations within the meaning of Rule 3(a)(62) under the Exchange Act, as the case may be, selected by the Issuer which shall be substituted for any of Fitch, Moody’s or S&P or all three, as the case may be.

“Rating Event” means the rating on the Notes is lowered by any two of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by the Issuer of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control

Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Ready for Sea Cost” means with respect to a Vessel to be acquired or leased by the Issuer or any Restricted Subsidiary, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

“Redeemable Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.07 and 4.09 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Sections 4.07 and 4.09.

“refinance” means, with respect to any Debt, to amend, modify, extend, substitute, renew, replace, refund, prepay, repay, repurchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt and the terms “refinanced” and “refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Restricted Period” means the 40-day “distribution compliance period” as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sale/Leaseback Transaction” means any arrangement with any Person or to which any such Person is a party providing for the leasing to the Issuer or a Subsidiary of the Issuer of any property, whether owned by the Issuer or any of its Subsidiaries at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuer or any of its Subsidiaries to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Debt” means any Debt (other than Preferred Stock issued by a Restricted Subsidiary that is not Redeemable Capital Stock) that is secured by a Lien.

“Secured Debt to Total Capitalization Ratio” means, as of any date of determination, the ratio of (a) Secured Debt of the Issuer and the Restricted Subsidiaries to (b) the sum of (i) total Debt of the Issuer and the Restricted Subsidiaries and (ii) total equity of the Issuer and the Restricted Subsidiaries, in each case, on a consolidated basis as reflected on the most recently available quarterly balance sheet of the Issuer prepared in accordance with GAAP immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Securitization Assets” means any accounts receivable subject to a Qualified Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Issuer or a Restricted Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary of the Issuer that together with its Subsidiaries which are Restricted Subsidiaries of the Issuer (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the consolidated assets of the Issuer.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means Debt of the Issuer or any of the Guarantors that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be; provided, that no Debt will be deemed to be subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

“Subsidiary” means, with respect to any Person:

(a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Syndicated Term Loan B Facilities” means any credit facility with banks or other financial institutions or institutional lenders providing for term loans that are underwritten or arranged by mandated arrangers with the primary goal of being distributed and broadly syndicated solely to institutional investors in the international syndicated loan markets.

“Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Issuer.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2024; provided, however, that if the period from the redemption date to August 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust services department of the Trustee, including any director, associate director, assistant secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of ours that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors pursuant to Section 4.13); and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the federal government of the United States of America, and the payment for which it pledges its full faith and credit.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Issuer and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Issuer or any of its Restricted Subsidiaries or operated or to be operated by the Issuer or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.10
“Additional Notes”	Recitals
“Affiliate Transaction”	4.08(a)
“Alternate Offer”	4.09(e)
“Authorized Agent”	10.08
“Change of Control Offer”	4.09(a)
“Change of Control Purchase Date”	4.09(a)
“Change of Control Purchase Price”	4.09(a)
“Change in Tax Law”	3.08(a)(ii)
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.12
“Event of Default”	6.01(a)
“Excess Proceeds”	4.07(d)
“Excess Proceeds Offer”	4.07(d)
“Exchange”	2.03
“FATCA”	4.01(b)(vii)
“Global Note Legend”	2.06(f)(ii)
“Global Notes”	2.01 (b)
“Hedging Obligations”	4.4(b)(vii)
“incur”	4.04
“Legal Defeasance”	8.02
“MD&A”	4.14(a)(i)
“Notes”	Recitals

“Original Notes”	Recitals
“Participants”	2.01(e)
“Paying Agent”	2.03
“Payment Default”	6.01(a)(v)
“Permitted Debt”	4.04
“Private Placement Legend”	2.06(f)(i)
“Register”	2.03
“Registrar”	2.03
“Regulation S Legend”	2.06(f)(iii)
“Regulation S Global Note”	2.01 (c)
“Relevant Taxing Jurisdiction”	4.10(a)
“Reversion Date”	4.16(a)
“Rule 144A Global Note”	2.01 (b)
“Restricted Payment”	4.06
“Suspension Event”	4.16(a)
“Suspension Period”	4.16(a)
“Surviving Entity”	5.01 (a)
“Tax” or “Taxes”	4.10
“Total Loss”	4.04(b)(ix)
“Transaction Agreement Date”	1.03(b)
“Transfer Agent”	2.03

SECTION 1.03 Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt; and

(vii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision.

(b) With respect to any Limited Condition Transaction, in each case for purposes of determining:

(i) whether any Debt (including Acquired Debt), Redeemable Capital Stock or Preferred Stock that is being incurred or issued in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 4.04;

(ii) whether any Lien being incurred in connection with such Limited Condition Transaction or to secure any such Debt, Redeemable Capital Stock or Preferred Stock is permitted to be incurred in accordance with Section 4.05;

(iii) whether any other transaction (including any Investment or Restricted Payment) undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the covenants or agreements contained in this Indenture or the Notes;

(iv) any calculation of the Consolidated Fixed Charge Coverage Ratio, Secured Debt to Total Capitalization Ratio, Consolidated Adjusted Net Income, Consolidated EBITDA or Total Assets and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, the date that the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” or “Consolidated EBITDA” and if the Issuer or the Restricted Subsidiaries could have taken such action on the relevant Transaction Agreement Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, if the Issuer elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (A) such election may not be revoked, (B) any fluctuation or change in the Consolidated Fixed Charge Coverage Ratio, Secured Debt to Total Capitalization Ratio, Consolidated Adjusted Net Income, Consolidated EBITDA or Total Assets of the Issuer, the target business, or assets to be acquired subsequent to the Transaction Agreement Date and prior to the consummation of such Limited Condition Transaction, will not be taken into account for purposes of determining whether any Investment, Restricted Payment, Debt, Redeemable Capital Stock, Preferred Stock or Lien that is being made, incurred or issued in connection with such Limited Condition Transaction is permitted to be made, incurred or issued or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other action or transaction undertaken in connection with such Limited Condition Transaction and (C) until such Limited Condition Transaction is consummated or the definitive agreements related thereto are terminated, such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (including the making of any Restricted Payment, or Investments, or the incurrence of Debt and Liens) will be given pro forma effect when determining compliance of other transactions (including the making of any Restricted Payment, or Investments, or the incurrence or issuance of Debt, Redeemable Capital Stock, Preferred Stock and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Debt) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence or issuance of Debt, Redeemable Capital Stock or Preferred Stock and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction; provided that for purposes of any such calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Interest Expense will be calculated using an assumed interest rate for the Debt to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

(c) Notwithstanding anything herein to the contrary, if the Issuer or any of its Restricted Subsidiaries (i) incurs Debt, issues Redeemable Capital Stock or Preferred Stock, creates Liens, makes Asset Sales, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Debt, Redeemable Capital Stock or Preferred Stock in connection with any Limited Condition Transaction under a ratio-based basket and (ii) incurs Debt, issues Redeemable Capital Stock or Preferred Stock, creates Liens, makes Asset Sales, Investments or Restricted Payments, designates any as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Debt, Redeemable Capital Stock or Preferred Stock in connection with any Limited Condition Transaction under a non-ratio-based basket (which shall occur within five Business Days of the events in clause (i) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

(d) Compliance with any requirement relating to absence of Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

(e) In the event an item of Debt, Redeemable Capital Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Debt, Redeemable Capital Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Fixed Charge Coverage Ratio, then such ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Debt, Redeemable Capital Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Fixed Charge Coverage Ratio test.

ARTICLE TWO

THE NOTES

SECTION 2.01 The Notes

(a) Form and Dating. The Notes and the Trustee’s or authenticating agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage; provided that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be represented by Global Notes and shall be initially issued in fully registered form without coupons and in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee, the Custodian or the Paying Agent at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Rule 144A Global Notes and Regulation S Global Notes. Notes sold within the United States of America to QIBs pursuant to Rule 144A under the Securities Act shall be issued initially in the form of a Rule 144A Global Note, which shall be deposited with the Custodian and registered in the name of Cede & Co., for the accounts of DTC, duly executed by the Issuer and authenticated by and on behalf of the Trustee as hereafter provided. The aggregate principal amount of the Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on Schedule A to each such Rule 144A Global Note, as hereinafter provided.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, which shall be deposited with the Custodian and registered in the name of Cede & Co., for the accounts of DTC, duly executed by the Issuer and authenticated by and on behalf of the Trustee as hereafter provided. Prior to the date that is 40 days after the later of the commencement of the Offering or the closing date, beneficial interests in the Regulation S Global Notes may be held only through DTC. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on Schedule A to each such Regulation S Global Note, as hereinafter provided.

(d) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture. Notes issued in definitive registered form will be substantially in the form of Exhibit A and (excluding the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” in the form of Schedule A attached thereto).

(e) Book-Entry Provisions. This Section 2.01(e) shall apply to the Regulation S Global Note and the Rule 144A Global Note (together, the “Global Notes”) deposited with the Custodian.

Members of, or participants and account holders in, DTC, Euroclear or Clearstream (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee or any Custodian of DTC, Euroclear or Clearstream or under such Global Note, and Cede & Co., the nominee of the Depositary, may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the sole owner(s) of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (i) prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC, Euroclear or Clearstream or (ii) impair, as between DTC, Euroclear or Clearstream and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Sections 2.06, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

SECTION 2.02 Execution and Authentication

An authorized officer of the Issuer shall sign the Notes on behalf of the Issuer by manual, facsimile or electronic signature.

If an authorized officer of the Issuer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of an Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of $750,000,000 and (b) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 4.04.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

SECTION 2.03 Registrar, Transfer Agent and Paying Agent

The Issuer will maintain one or more paying agents (each, a “Paying Agent”). The initial Paying Agent will be The Bank of New York Mellon and The Bank of New York Mellon hereby accepts such appointment. The Issuer may change the Paying Agents, the Registrar or the Transfer Agent without prior notice to the holders of the Notes. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Issuer or any of its Subsidiaries may act as Paying Agent; provided that neither the Issuer nor any of its Subsidiaries shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.07 and 4.09.

The Issuer will also maintain one or more registrars (each, a “Registrar”). The initial Registrar will be The Bank of New York Mellon. The Issuer will also maintain a transfer agent (the “Transfer Agent”). The initial Transfer Agent will be The Bank of New York Mellon.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of ownership, exchange and transfer of the Notes. Such registration in the Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

SECTION 2.04 Paying Agent to Hold Money

Not later than 11:00 a.m. New York City time one day prior to each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuer shall require each Paying Agent other than the Trustee or an affiliate of the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders and the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act. The Issuer shall on the Business Day prior to the day on which the Paying Agent is to receive any payment of principal, premium, if any, and interest on the Notes, procure that the bank effecting payment for the Issuer confirms by tested Swift MT199 message, email (or equivalent message) to the Paying Agent that the payment instructions relating to such payment have been sent to the Paying Agent. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04; and (ii) until the Paying Agent and Trustee have confirmed receipt of funds sufficient to make such relevant payment.

SECTION 2.05 Holder Lists

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, the Issuer shall furnish to the Trustee, the Transfer Agent and the Paying Agent, in writing no later than at least five Business Days prior to each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such record date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06 Transfer and Exchange

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of a successor Depositary.

Owners of the Book-Entry Interests will receive Definitive Registered Notes only in the following circumstances:

(i) if DTC notifies the Issuer that it is unwilling or unable to continue to act as depositary or has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 90 days;

(ii) in whole, but not in part, at any time if the Issuer, in its sole discretion, determines that the Global Notes should be exchange for Definitive Registered Notes; or

(iii) if the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC following an Event of Default under this Indenture

Upon the occurrence of the preceding events in clauses (i), (ii) or (iii) above, the Registrar shall issue or cause to be issued Definitive Registered Notes in the names or names and in any approved denominations, requested by or on behalf or DTC or the Issuer, as applicable (in accordance with DTC’s customary procedures and based upon directions received from Participants reflecting the beneficial ownership of Book-Entry Interests) and any Definitive Registered Notes shall bear the applicable restrictive legends as provided in this Indenture, unless such legend is not required thereby or by applicable law.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or 2.06(c). Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note.

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subparagraph (b)(i) or (b)(ii) below, as applicable, as well as subparagraph (b)(iii) below, if applicable.

(i) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in such Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. No written orders or instructions shall be required to be delivered to the Trustee, Registrar or Transfer Agent to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. Holders may transfer or exchange Book-Entry Interests in Global Notes in a transaction not subject to Section 2.06(b)(i) hereof only if the Trustee and the Registrar or the relevant Transfer Agent (copied to the Trustee) receives either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(i), the principal amount of such securities and the ISIN, CUSIP or other similar number identifying the Notes;

provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(iii) Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Trustee and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof.

(c) Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee and the Registrar of the following documentation:

(i) in the case of a transfer on or before the expiration of the Restricted Period, to the extent applicable, by a holder of a Book-Entry Interest in a Regulation S Global Note, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof;

(ii) in the case of an exchange by a holder of a Book-Entry Interest in a Global Note of such Book-Entry Interest for a Definitive Registered Note, the Trustee shall have received a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(iii) in the case of a transfer after the expiration of the Restricted Period, to the extent applicable, or in the event the Restricted Period is not applicable, by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b) hereof;

(iv) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(v) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; or

(vi) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Rule 144, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (4) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee or the authenticating agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee, the Transfer Agent and the Registrar of the following documentation:

(i) if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(ii) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iii) if such Definitive Registered Note is being transferred in reliance on Regulation S or Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in items (3) or (4) thereof, as applicable; and

(iv) if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee will cancel the Definitive Registered Note, and the Trustee will increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to that Transfer Agent or Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the relevant Transfer Agent or Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the Registrar receives the following:

(i) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(ii) if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof.

(f) Legends. The following legends will appear on the face of all Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form (the “Private Placement Legend”):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)

REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS A NON-U.S. PERSON (WITHIN THE MEANING OF REGULATION S) ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S,

(2)	REPRESENTS, IF IT IS A RESIDENT OF A MEMBER STATE OF THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM, IT IS NOT A “RETAIL INVESTOR” AND

(3)

AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) THE DATE THAT IS [IN THE CASE OF THE RULE 144A GLOBAL NOTES: ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO] [IN THE CASE OF THE REGULATION S GLOBAL NOTES: THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (1) THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED AND (2) THE DATE OF ISSUANCE OF THIS SECURITY] AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY AFFILIATE THEREOF, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)

TO A NON-U.S. PERSON (WITHIN THE MEANING OF REGULATION S) ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S (AND IF A RESIDENT IN A MEMBER STATE OF THE EUROPEAN ECONOMIC AREA, IS A “QUALIFIED INVESTOR” UNDER THE PROSPECTUS REGULATION OR, IF A RESIDENT IN THE UNITED KINGDOM, IS A “QUALIFIED INVESTOR” UNDER ARTICLE 2 OF THE PROSPECTUS REGULATION AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUWA), OR

(D)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(E)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (3)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(ii) Global Note Legend. Each Global Note shall also bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary) (the “Global Note Legend”):

“THIS GLOBAL NOTE IS HELD BY THE CUSTODIAN (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE

OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF A SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Global Note. Each Global Note shall also bear a legend in substantially the following form (the “Regulation S Legend”):

“UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Depositary, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer will execute, and the Trustee or the Authenticating Agent will authenticate, Global Notes and Definitive Registered Notes upon receipt of an Issuer Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge will be made for any registration of a transfer, exchange or redemption of the Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange (but not for a redemption). The Issuer shall make payments on the Global Notes to the Paying Agent for further credit to DTC which will in turn, distribute such payments in accordance with its procedures.

(iii) No Transfer Agent or Registrar will be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required to register the transfer or exchange into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 days prior to any date fixed for the redemption of such series of Notes under Section 3.03 hereof; (B) for a period of 15 days immediately prior to the date fixed for selection of such Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any interest payment date with respect to such Notes; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Excess Proceeds Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer or exchange.

(vi) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the applicable Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Trustee; provided that the registration of such transfer or exchange shall only be effected by the Trustee and Registrar following receipt of such originals.

SECTION 2.07 Replacement Notes

If a mutilated certificated Note is surrendered to the Registrar or the office of the Transfer Agent or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee (or an authenticating agent appointed by the Trustee) shall, upon receipt of an Issuer Order, authenticate a replacement Note in such form as the Note that has been mutilated, lost, destroyed or wrongfully taken if the Holder satisfies the reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar, any co-Registrar and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of this Indenture, the Issuer may, in its discretion, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

SECTION 2.08 Outstanding Notes

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent holds, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest thereon ceases to accrue.

SECTION 2.09 Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes that a Trust Officer of the Trustee has received written notice from the Issuer are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee such pledgee’s right so to act with respect to the Notes and that such pledgee is not the Issuer or an Affiliate of the Issuer.

SECTION 2.10 Temporary Notes

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the authenticating agent, upon receipt of an Issuer Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the authenticating agent shall authenticate certificated Notes in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits of this Indenture

SECTION 2.11 Cancellation

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture, the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12 Defaulted Interest

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant record date by virtue of having been paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date fixed by the Issuer for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment. and shall (i) at the same time, deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest, or (ii) make arrangements satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, at the request of, and in the name and at the expense of, the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be notified each Holder, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so notified to Holders, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b) The Issuer or Guarantor (as the case may be) may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, which may include payment of Defaulted Interest to the Persons in whose names the Notes were registered at the close of business on the original record date for the applicable interest payment or payments, and upon such notice as may be required by such exchange and after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

(c) Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

SECTION 2.13 Computation of Interest

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months and shall be paid on overdue principal and other overdue amounts at the same rate.

SECTION 2.14 ISIN and CUSIP

The Issuer in issuing the Notes may use ISIN and CUSIP numbers (if then generally in use), and, if so, the Trustee shall use ISIN and CUSIP, as appropriate, in notices of redemption as a convenience to the Holders of the Notes; provided that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes, and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee and Registrar of any change in the ISIN or CUSIP numbers.

SECTION 2.15 Issuance of Additional Notes

The Issuer may, subject to Section 4.04 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. Such Additional Notes shall rank pari passu with the Original Notes and shall be issued with the same terms as to status, redemption and otherwise as such Original Notes (save for payment of interest accruing prior to the issue date of such Additional Notes, for the first payment of interest following the issue date of such Additional Notes or for transfer restrictions). The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase except as otherwise specified with respect to each series of Notes.

Any issue of Additional Notes that is to utilize the same ISIN or CUSIP number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the issue of Additional Notes is treated as a “qualified reopening” (within the meaning of U.S. Treas. Reg. § 1.1275-2(k)(3), or any successor provision, as in effect at the time of the further issue) of, or is for U.S. federal income tax purposes otherwise fungible with, the issue of Notes having the shared ISIN or CUSIP number, as the case may be. In the event that any Additional Notes are not fungible with any Notes previously issued for U.S. federal income tax purposes, such non-fungible Additional Notes shall be issued with a separate ISIN, CUSIP or other securities identification number as applicable, so they are distinguishable from such previously issued Notes.

SECTION 2.16 Agents.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several. The Agents shall have no obligation to act if they will incur costs for which they believe they will not be reimbursed.

(b) Agents of the Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer and need have no concern for the interests of Holders.

(c) Funds held by Agents. The Agents shall hold all funds as banker subject to the terms of this Indenture, and as a result, such money (i) shall not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money and (ii) need not be segregated from other funds, except the extent required by law.

(d) Publication of Notices. For so long as the Notes are held as Book-Entry Interests in Global Notes, any obligation the Agents may have to publish a notice to Holders on behalf of the Issuer will be satisfied upon delivery of the notice to DTC.

(e) Instructions to Agents. In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 2.16, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(f) Duty of Agents. Save as provided in this Section 2.16, no Agent shall be under any duty or other obligation towards, or have any relationship of agency or trust for or with, any person other than the Issuer. The Agents shall only be obliged to perform those duties expressly set out in this Indenture and no implied obligations shall be read into this Indenture against the Agents.

(g) Payments Made by Agents. No Agent shall be required to make any payment under this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made a payment for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(h) Roles of the Agents. The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(i) Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each party to this Indenture shall, within 10 business days of a written request by another party to this Indenture, supply to such other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party to this Indenture shall be required to provide any forms, documentation or other information pursuant to this Section 2.16(i) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 2.16(i), “Applicable Law” shall be deemed to include (i) any published rule or published practice of any Authority by which any party to this Indenture is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any party to this Indenture that is customarily entered into by institutions of a similar nature, in each case, which facilitates the implementation of any information reporting or exchange of information regime.

(j) Notice of Possible Withholding Under FATCA. The Issuer shall notify each Agent in the event that it determines that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated; provided, however, that the Issuer’s obligation under this Section 2.16(j) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

(k) Agent Right to Withhold. Notwithstanding any other provision of this Agreement, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 2.16(k).

(l) Issuer Right to Redirect. In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Agreement. The Issuer will promptly notify the Agents and the Trustee in writing of any such redirection or reorganization. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 2.16(l).

(m) Resignation of Agent. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent shall deliver any funds then held hereunder in its possession to the Trustee or such Agent may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06.

SECTION 2.17 Deposit of Moneys.

No later than 11:00 a.m. (New York City time) on the Business Day immediately preceding each due date of the principal of, interest and premium (if any) on any Note and the Stated Maturity date of the Notes, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.17 by the Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

ARTICLE THREE

REDEMPTION, OFFERS TO PURCHASE

SECTION 3.01 Notices to Trustee

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or 3.08, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the redemption price and the section of this Indenture pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.01 in writing at least three Business Days before the date notice is mailed or otherwise delivered to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

SECTION 3.02 Selection of Notes to be Redeemed

If fewer than all the Notes are to be redeemed at any time, the Notes for redemption will be selected on a pro rata or by lot basis (or, in the case of Global Notes, in accordance with the applicable procedures of DTC) unless otherwise required by law or applicable stock exchange; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. None of the Trustee, the Paying Agent nor the Registrar shall be liable for any selections made in accordance with this paragraph.

No Notes of $2,000 or less can be redeemed or purchased in part. Notes for redemption will be selected in portions equal to $2,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03 Notice of Redemption

(a) Notices of redemption will be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of Notes to be redeemed, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Notices of redemption may be made subject to conditions precedent to the extent set forth in Section 3.04.

(b) The notice shall identify the Notes to be redeemed (including ISIN and CUSIP numbers, as applicable) and shall state:

(i) the redemption date;

(ii) the appropriate calculation of the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued interest, if any, and Additional Amounts, if any;

(v) that, if any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed, and that, on and after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof shall be reissued if such Note was held in certificated form;

(vi) that, if any Note contains an ISIN or CUSIP number, no representation is being made as to the correctness of such ISIN or CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Issuer defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the redemption date;

(viii) whether the redemption is subject to satisfaction of or more conditions precedent, and setting out such conditions and any other information required by this Section 3.03; and

(ix) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

At the Issuer’s written request, the Trustee or Paying Agent shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee and the Paying Agent with the notice and the other information required by this Section 3.03. For Notes which are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC for communication to entitled account Holders in substitution for the aforesaid mailing.

Any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice (other than a redemption pursuant to Section 3.08) may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be. The Issuer may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. If any Notes are listed on an exchange, and the rules of the exchange so require, the Issuer will notify the exchange of any such redemption and the principal amount of any Notes outstanding following any partial redemption of such Notes. In no event will the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of Notes eligible under this Indenture to be redeemed.

SECTION 3.04 Effect of Notice of Redemption

Subject to the satisfaction or waiver of any applicable conditions, once a notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Notes will remain outstanding until redeemed, notwithstanding that they have been called for redemption or are subject to a notice of redemption.

Notice of redemption shall be deemed to be given when mailed or otherwise delivered, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.05 Deposit of Redemption or Purchase Price

(a) No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money in U.S. dollars sufficient to pay the redemption or purchase price of, and accrued interest and Additional Amounts (if any) on, all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent, as applicable, by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on all Notes to be purchased or redeemed.

(b) If notice of redemption has been given in the manner provided above, subject to the satisfaction or waiver of any applicable conditions, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the redemption date at the redemption price stated therein, together with accrued interest to such redemption date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the redemption price and accrued interest to the redemption date, in which case the principal, until paid, shall bear interest from the redemption date at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the redemption price, together with accrued interest, if any, to the redemption date; provided that installments of interest whose Stated Maturity is on or prior to the redemption date shall be payable to the Holders registered as such at the close of business on the relevant record date.

SECTION 3.06 Notes Redeemed in Part

(a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee, who shall make a notation on the Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such certificated Note shall be in a principal amount at final Stated Maturity of $2,000 and integral multiples of $1,000 in excess thereof

SECTION 3.07 Optional Redemption

(a) At any time prior to August 1, 2024, upon not less than 10 nor more than 60 days’ written notice (which notice for the avoidance of doubt may be given prior to August 1, 2024), the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes and any Additional Notes issued under this Indenture at a redemption price equal to 105.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with an amount equal to or less than the net cash proceeds from one or more Equity Offerings. The Issuer may only do this, however, if:

(i) at least 50% of the aggregate principal amount of the Notes that were initially issued under this Indenture (excluding Notes held by the Issuer or any of its Subsidiaries) would remain outstanding immediately after the occurrence of such proposed redemption (unless all such Notes are redeemed substantially concurrently); and

(ii) each such redemption occurs within 180 days after the closing of such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in accordance with Section 3.03.

(b) At any time prior to August 1, 2024 upon not less than 10 nor more than 60 days’ written notice (which notice for the avoidance of doubt may be given prior to August 1, 2024), the Issuer may also redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium of the Notes plus accrued and unpaid interest on the Notes to, but not including, the redemption date. Any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent in accordance with Section 3.03.

(c) At any time on or after August 1, 2024 and prior to maturity, upon not less than 10 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to, but not including, the redemption date, if redeemed during the 12-month period commencing on August 1 of the years set forth below. This redemption is subject to the right of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date.

Year	Redemption Prices
2024	102.750%
2025	101.375%
2026 and thereafter	100.000%

(d) Except pursuant to subsections (a), (b) and (c) of this Section 3.07 and Section 3.08 hereof, the Notes will not be redeemable at the Issuer’s option.

SECTION 3.08 Redemption Upon Changes in Withholding Taxes

(a) If, as a result of:

(i) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) or relevant treaties of any Relevant Taxing Jurisdiction; or

(ii) any change in the official application or official interpretation or administration of such laws, regulations or rulings or relevant treaties (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice) of any Relevant Taxing Jurisdiction (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”), the Issuer or any Guarantor would be obligated to pay, on the next date for any payment, Additional Amounts with respect to the Notes, which obligation the Issuer or such Guarantor cannot avoid by the use of reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and, in the case of a payment by a Guarantor, that the payment giving rise to such requirement to pay Additional Amounts cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts), then the Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable and given in accordance with the procedures described in Section 3.03, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of this Indenture, such Change in Tax Law must become effective on or after the date of this Indenture. In the case of redemption due to withholding as a result of a

Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of this Indenture, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction.

(b) Prior to the giving of any notice of the redemption described in this Section 3.08, the Issuer or the Guarantor (as the case may be) will deliver to the Trustee and the Paying Agent:

(i) an Officer’s Certificate of the Issuer or a Guarantor (as the case may be) stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer’s or such Guarantor’s taking reasonable measures available to it; and

(ii) a written opinion of independent legal counsel of recognized standing addressed to the Issuer or Guarantor (as the case may be) qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Issuer or such Guarantor has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee and the Paying Agent will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion of counsel, delivered in compliance with clauses (b)(i) and (b)(ii) above, as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Notes.

(c) Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Issuer or Guarantor (as the case may be) would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes, were then due and (ii) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

The foregoing provisions shall apply mutatis mutandis to any Guarantor (and the related Guarantee) to any successor person, after such successor person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to this Indenture.

(d) The Issuer will publish a notice of any optional redemption of the Notes described above in accordance with Section 3.03.

SECTION 3.09 Additional Redemptions and Repurchases

In connection with any Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Alternate Offer or other tender offer and the Issuer purchases, or any third party making such Change of Control Offer, Alternate Offer or other tender offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Alternate Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Alternate Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

SECTION 3.10 Sinking Fund; Offers to Purchase; Open Market Purchases

(a) The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase the Notes as provided under Sections 4.07 and 4.09.

(b) The Issuer and any Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE FOUR

COVENANTS

SECTION 4.01 Payment of Notes

The Issuer shall pay or cause to be paid the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due therefor if the Trustee or the Paying Agent (other than the Issuer or any of its Subsidiaries) holds, as of 11:00 a.m. New York City time on the Business Day prior to the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04 hereof.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuer shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02 Maintenance of Office or Agency

The Issuer will maintain the offices and agencies specified in Section 2.03 and Section 11.08 hereof. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the trust office of the Trustee (the address of which is specified in Section 11.01 hereof).

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to comply with Section 2.03. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the trust office of the Trustee (the address of which is specified in Section 11.01 hereof) as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee (and the Trustee shall be entitled to rely without further inquiry on), within 120 days after the end of each fiscal year, an Officer’s Certificate stating that, as to each such Officer signing such certificate, that to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee (and the Trustee shall be entitled to rely without further inquiry on), as soon as reasonably practicable after (but not later than thirty days) upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.04 Limitation on Debt

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Debt (including any Acquired Debt); provided that the Issuer and any Restricted Subsidiary will be permitted to incur Debt (including Acquired Debt) if, after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be greater than 2.0 to 1.0; provided, further, however, that the aggregate amount of Debt (including Acquired Debt) incurred under this Section 4.04(a) by Restricted Subsidiaries that are not Guarantors of the Notes (including all Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge any other Debt or guarantees of Debt incurred by Restricted Subsidiaries that are not Guarantors of the Notes pursuant to this Section 4.04(a)) does not exceed the greater of $400,000,000 or 4.0% of Total Assets.

(b) This covenant shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i) the incurrence by the Issuer of Debt represented by the Notes issued on the Issue Date and the guarantee of the Notes by any Restricted Subsidiary;

(ii) the incurrence by the Issuer or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of $4,500,000,000 or 45% of Total Assets;

(iii) the incurrence by the Issuer or any Restricted Subsidiary of intercompany Debt between the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that:

(A) if the Issuer is the obligor on any such Debt and the payee is not the Issuer or a Guarantor, (x) unless required by a Credit Facility, such Debt is unsecured and (y) it is subordinated in right of payment to the Notes or Guarantees, as applicable; and

(B) (x) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing by the Issuer or a Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an incurrence of such Debt not permitted by this clause (iii);

(iv) any Debt of the Issuer or any Restricted Subsidiary (other than Debt described in clauses (b)(i) and (b)(ii) of this Section 4.04) outstanding on the date of this Indenture;

(v) guarantees of the Issuer’s Debt or Debt of any Restricted Subsidiary by the Issuer or any Restricted Subsidiary; provided that the Restricted Subsidiary complies with Section 4.11;

(vi) the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from customary agreements providing for guarantees, indemnities or obligations in respect of earnouts or other purchase price adjustments or, in each case, similar obligations, in connection with the acquisition or disposition of any business or assets or Person or any shares of Capital Stock of a Subsidiary, other than guarantees or similar credit support given by the Issuer or any Restricted Subsidiary of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (vi) will at no time exceed the net proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from such disposition;

(vii) the incurrence by the Issuer or any Restricted Subsidiary of Debt under Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements, in each case entered into not solely for speculative purposes (collectively, “Hedging Obligations”);

(viii) the incurrence by the Issuer or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations or other Debt, in each case, incurred in connection with the financing of all or any part of the purchase price, charter expense, lease expense, rental payments or cost of design, construction, installation or improvement of Vessels, or any other property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries (including any reasonable related fees or expenses incurred in connection therewith), whether through the charter of, leasing of, or the direct purchase of, or of the Capital Stock of any Person owning, such Vessels (including any Debt deemed to be incurred in connection with such purchase) (it being understood that any such Debt may be incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any such Vessel or container or other property, plant or equipment and shall include Debt incurred to renew, refund, replace, refinance, defease or discharge Debt incurred pursuant to this clause (viii)); provided that the principal amount of Debt incurred pursuant to this clause (viii), including all Debt incurred pursuant to this clause (viii) to renew, refund, replace, refinance, defease or discharge any Debt incurred pursuant to this clause (viii), does not, at the time of incurrence, exceed the Applicable Fair Market Value Limit;

(ix) the incurrence by the Issuer or any Restricted Subsidiary of Debt to finance the replacement (through construction or acquisition) of a Vessel upon the total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, such Vessel (collectively, a “Total Loss”) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Issuer or any of its Restricted Subsidiaries from any Person in connection with such Total Loss in excess of amounts actually used to repay Debt secured by the Vessel subject to such Total Loss and any costs and expenses incurred by the Issuer or any of its Restricted Subsidiaries in connection with such Total Loss;

(x) the incurrence by the Issuer or any Restricted Subsidiary of Debt in relation to (A) regular maintenance required on any of the Vessels owned or chartered by the Issuer or any of its Restricted Subsidiaries, (B) dry-docking of any of the Vessels owned by the Issuer or any of its Restricted Subsidiaries and (C) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels;

(xi) the incurrence by the Issuer or any Restricted Subsidiary of Debt through the provision of bonds, guarantees, letters of credit or similar instruments required by the U.S. Federal Maritime Commission or other governmental or regulatory agencies, including, without limitation, customs authorities; in each case, for Vessels owned or chartered by, or in the ordinary course of business of, the Issuer or any of its Restricted Subsidiaries;

(xii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Debt in the form of customer deposits and advance payments received in the ordinary course of business from customers for services purchased in the ordinary course of business;

(xiii) the incurrence by the Issuer or any Restricted Subsidiary of Debt in any Qualified Securitization Financing;

(xiv) the incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, captive insurance companies, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xv) the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of incurrence, (B) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (C) completion guarantees or performance or appeal bonds provided or letters of credit obtained by the Issuer or any Restricted Subsidiary in the ordinary course of business, (D) VAT or other tax guarantees in the ordinary course of business, (E) the financing of insurance premiums in the ordinary course of business and (F) any customary cash management, cash pooling or netting or setting off arrangements;

(xvi) Debt of any Person incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Issuer or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any Restricted Subsidiary (other than Debt incurred (A) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause (xvi), that at the time of such acquisition or other transaction pursuant to which such Debt is deemed to be incurred, (x) the Issuer could incur at least $1.00 of additional Debt under Section 4.04(a), after giving pro forma effect to such acquisition or other transaction or (y) the Consolidated Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(xvii) the incurrence by the Issuer or any Restricted Subsidiary of Debt for the purpose of acquiring or investing in (as applicable) a business or joint venture (including, without limitation, through an investment or acquisition in such business or joint venture (or an undertaking related thereto) or through a co-ownership arrangement in respect of one or more assets); provided, however, with respect to this clause (xvii), that at the time of such incurrence, (x) the Issuer could incur at least $1.00 of additional Debt under Section 4.04(a), after giving pro forma effect to such acquisition or other transaction and such incurrence of Debt or (y) the Consolidated Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such investment or acquisition and such incurrence of Debt;

(xviii) the incurrence by the Issuer or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, purchase money obligations or mortgage financings, in an aggregate amount which, when aggregated with the amount of all other Debt then outstanding and incurred pursuant to this clause (xviii) (including any Debt incurred in a refinancing of Debt incurred pursuant to this clause (xviii)), does not exceed the greater of (a) $500,000,000 and (b) 5.0% of Total Assets at the time of such incurrence; provided, however, that in the case of purchase money obligations or mortgage financings, (i) the aggregate principal amount of such Debt does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost at the time of such incurrence, including any refinancing of such Debt that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing, and (ii) such Debt shall be incurred within 180 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or completion of such construction or improvement;

(xix) Debt or guarantees of Debt of the Issuer or any Restricted Subsidiary in connection with or on behalf of joint ventures in an aggregate principal amount,

including all Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge any other Debt or guarantees of Debt incurred pursuant to this clause (xix), not to exceed the greater of (a) $400,000,000 and (b) 4.0% of Total Assets at any one time outstanding pursuant to this clause (xix);

(xx) Non-Recourse Debt of the Issuer or any Restricted Subsidiary incurred to finance the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of property (real or personal) or equipment or to refinance other Non-Recourse Debt incurred pursuant to this clause (xx), not to exceed the greater of (a) $300,000,000 and (b) 3.0% of Total Assets at any one time outstanding pursuant to this clause (xx);

(xxi) the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge Debt incurred by it pursuant to, or described in, Section 4.04(a) and clauses (i), (iv), (ix), (x), (xvi), (xvii), (xviii), (xix) and this (xxi) of Section 4.04(b), as the case may be; or

(xxii) the incurrence by the Issuer or any Restricted Subsidiary of Debt (other than and in addition to Debt permitted under clauses (i) through (xxi) above) in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge any Debt incurred pursuant to this clause (xxii), not to exceed the greater of $400,000,000 or 4.0% of Total Assets.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the obligation to pay commitment fees, the reclassification of preferred stock as Debt due to a change in accounting principles and the payment of interest or dividends in the form of additional Debt or in the form of additional shares of the same class will not be deemed to be an incurrence of Debt for purposes of this covenant.

(c) For purposes of determining compliance with any restriction on the incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be equal to the Dollar Equivalent determined on the date of such determination; provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to dollars) covering principal amounts payable on such Debt, the amount of such Debt expressed in dollars will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt incurred in the same currency as the Debt being refinanced will be the Dollar Equivalent of such Debt being refinanced determined on the date such Debt being refinanced was initially incurred, except to the extent that such Dollar Equivalent was determined based on a Currency Agreement (with respect to dollars), in which case the amount of such Permitted Refinancing Debt will be adjusted to take into account the effect of such agreement. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 4.04, increases in Debt solely due to fluctuations in the exchange rates of currencies or currency values will not be deemed to exceed the maximum amount that the Issuer or a Restricted Subsidiary may incur under this Section 4.04.

(d) For purposes of determining any particular amount of Debt under this Section 4.04:

(i) obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount, shall not be included; and

(ii) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.05 shall not be treated as Debt.

(e) The amount of any Debt outstanding as of any date will be:

(i) in the case of any Debt issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP; and

(ii) the principal amount of the Debt, in the case of any other Debt; and

(iii) in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Debt of the other Person.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Debt is not permitted to be incurred as of such date under this Section 4.04, such Restricted Subsidiary shall be in Default of this Section 4.04).

(g) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 4.04, the Issuer, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and the Issuer will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 4.04, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section 4.04 at any time. Debt under the Existing Credit Facilities outstanding on the date of this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by Section 4.04(b)(ii).

(h) The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of Preferred Stock as Debt due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Redeemable Capital Stock in the form of additional shares of the same class of Preferred Stock or Redeemable Capital Stock will be deemed not to be an incurrence of Debt or an issuance of Preferred Stock or Redeemable Capital Stock for purposes of this covenant.

SECTION 4.05 Limitation on Liens

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens) that secures obligations under any Debt, with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets, whether owned at or acquired after the date of this Indenture unless:

(i) in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing such Subordinated Debt until such time as the Subordinated Debt is no longer secured by such Lien; and

(ii) in the case of any other Lien, the Issuer’s obligations in respect of the Notes and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien until such time as such obligations are no longer secured by such Lien.

(b) For purposes of determining compliance with this Section 4.05:

(i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof; and

(ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner.

(c) Any Lien created for the benefit of the Holders pursuant to this Section 4.05 will be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in Section 4.05(a) or upon such Liens no longer attaching to assets or property of the Issuer or a Restricted Subsidiary.

SECTION 4.06 Limitation on Restricted Payments

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(i) declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) (other than (A) to the Issuer or any Restricted Subsidiary or (B) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than the Issuer or such Restricted Subsidiary would receive on a pro rata basis); or make any payment of cash interest on Deeply Subordinated Funding, except for dividends or distributions payable solely in shares of the Issuer’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Issuer’s Capital Stock or any Capital Stock of any direct or indirect parent company of the Issuer held by persons other than the Issuer or a Restricted Subsidiary or any options, warrants or other rights to acquire such shares of Capital Stock;

(iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (excluding any intercompany debt between or among the Issuer or any of its Restricted Subsidiaries) except (A) a payment of interest or principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of Debt) purchased in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(iv) make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment will be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b) Notwithstanding Section 4.06(a) above, the Issuer or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Issuer could incur at least $1.00 of additional Debt pursuant to Section 4.04(a); and

(iii) the aggregate amount of all Restricted Payments declared or made after the date of this Indenture (including Restricted Payments permitted by Sections 4.06(c)(i) and 4.06(c)(x) below, but excluding all other Restricted Payments described in Section 4.06(c) below) does not exceed the sum of (without duplication):

(A) 50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on July 1, 2021 and ending on the last day of the Issuer’s most recently ended fiscal quarter for which financial statements are available at the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of securities or other property received by the Issuer or a Restricted Subsidiary after the date of this Indenture as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Deeply Subordinated Funding as set forth in Sections 4.06(c)(ii) or 4.06(c)(iii) below) (excluding the net cash proceeds from the issuance of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid and excluding Excluded Contributions); plus

(C) (x) the amount by which the Issuer’s Debt or Debt of any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet after the date of this Indenture upon the conversion or exchange (other than by the Issuer or its Restricted Subsidiary) of such Debt into the Issuer’s or Parent’s Qualified Capital Stock or Deeply Subordinated Funding, and (y) the aggregate net cash proceeds received after the date of this Indenture by the Issuer from the issuance or sale (other than to any Restricted Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Issuer’s or Parent’s Qualified Capital Stock or Deeply Subordinated Funding, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate net cash proceeds received by the Issuer at the time of such conversion or exchange (excluding the net cash proceeds from the issuance of the Issuer’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Issuer or any Restricted Subsidiary until and to the extent such borrowing is repaid); plus

(D) (x) in the case of any Investment that is sold, disposed of or otherwise cancelled, liquidated or repaid, constituting a Restricted Payment made after the date of this Indenture, an amount equal to 100% of the aggregate amount received in cash and the Fair Market Value of the property and marketable securities received by the Issuer or any Restricted Subsidiary, and (y) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary or the assets are transferred to the Issuer or a Restricted Subsidiary (as long as the redesignation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Issuer’s interest in such Subsidiary as of the date of such redesignation or at the time of such merger, consolidation or transfer of assets; plus

(E) to the extent that any Investment constituting a Restricted Payment that was made after the Issue Date is made in an entity that subsequently becomes a Restricted Subsidiary, the Fair Market Value of such Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(F) 100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary or any equity investee, to the extent that such dividends or distributions were not otherwise included in the Consolidated Adjusted Net Income of the Issuer for such period; plus

(G) $300,000,000.

(c) Notwithstanding Sections 4.06(a) and 4.06(b) above, the Issuer and any Restricted Subsidiary may take the following actions:

(i) the payment of any dividend within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 4.06;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Capital Stock or Deeply Subordinated Funding, or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.06(b)(iii)(B) above;

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of an incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt;

(iv) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt of the Issuer (other than any Subordinated Debt held by Affiliates of the Issuer) upon a Change of Control Triggering Event or Asset Sale to the extent required by the agreements governing such Debt, but only if the Issuer shall have complied with Section 4.07 or 4.09, as the case may be, and the Issuer repurchased all Notes tendered pursuant to the offer required by such covenants prior to offering to purchase, purchasing or repaying such Debt;

(v) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(vi) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of issuing fractional shares upon (A) the exercise of options or warrants or (B) the exchange or conversion of Capital Stock of Parent or any such Person;

(vii) cash payments, advances, loans or expense reimbursements made to any direct or indirect parent company of the Issuer to permit any such company to pay (A) general operating expenses, customary directors’ fees, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of business in an amount not to exceed $10,000,000 in the aggregate in any fiscal year, (B) any taxes, duties or similar governmental fees of any such parent company to the extent such tax obligations are directly attributable to its ownership of the Issuer and its Restricted Subsidiaries, (C) costs (including all professional fees and expenses) incurred by any direct or indirect parent company of the Issuer in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Debt of the Issuer or any of its Restricted Subsidiaries and (D) fees and expenses of any direct or indirect parent company of the Issuer incurred in relation to any public offering or other sale of Capital Stock or Debt (x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or any of its Restricted Subsidiaries or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed;

(viii) payments of cash, dividends, distributions, advances or other Restricted Payments to Parent in an amount equal to the dividend due (whether or not declared) on shares of Preferred Stock of Parent outstanding as of the Issue Date that does not exceed the dividend stipulated in the statement of designation (including all accumulated but as yet unpaid dividends) for such shares of Preferred Stock (as in effect on the Issue Date); it being agreed that the amount of all such payments of cash, dividends, distributions, advances or other Restricted Payments to Parent shall be counted for purposes of clause (b)(iii) of Consolidated Fixed Charge Coverage Ratio;

(ix) payments of cash, dividends, distributions, advances or other Restricted Payments to Parent in an amount equal to a dividend due (whether or not declared) on shares of Preferred Stock of Parent issued after the Issue Date that does not exceed the dividend stipulated in the statement of designation (including all accumulated but as yet unpaid dividends) for such shares of Preferred Stock (as in effect at the time of such issuance); provided that at the time of such issuance after giving pro forma effect thereto, the Issuer would be permitted to incur at least $1.00 of additional Debt pursuant to Section 4.04(a); it being agreed that the amount of all such payments of cash, dividends, distributions, advances or other Restricted Payments to Parent shall be counted for purposes of clause (b)(iii) of Consolidated Fixed Charge Coverage Ratio;

(x) payments of cash, dividends, distributions, advances or other Restricted Payments to Parent in an amount equal to a dividend on shares of common stock of Parent of up to $0.50 per share per fiscal year; provided that, such amount shall be correspondingly adjusted for any share split or share combination applicable to the Parent common stock;

(xi) the payment of any Securitization Fees and purchases of Securitization Assets and related assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(xii) advances or loans to, or to Parent to make advances or loans to, (A) any future, present or former officer, director, employee or consultant of the Issuer or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Capital Stock of Parent, the Issuer or a Restricted Subsidiary, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (B) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Capital Stock of Parent, the Issuer or a Restricted Subsidiary; provided that the total aggregate amount of Restricted Payments made under this clause (xii) does not exceed $10,000,000 in any calendar year (with any unused amounts in any calendar year carried over to the succeeding years);

(xiii) the repurchase, redemption or other acquisition or retirement for value of, or to Parent for the repurchase, redemption or other acquisition or retirement for value of, any Qualified Capital Stock of Parent or the Issuer held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Qualified Capital Stock may not exceed $10,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Qualified Capital Stock of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer to the extent the cash proceeds from the sale of Qualified Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.06(b)(iii)(B) or clauses (ii) or (iii) of this Section 4.04(c);

(xiv) Restricted Payments that are made with Excluded Contributions; and

(xv) any other Restricted Payment; provided that the total aggregate amount of Restricted Payments made under this clause (xv) since the Issue Date does not exceed the greater of $300,000,000 or 3.0% of Total Assets.

(d) For purposes of this Section 4.06, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 4.06 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 4.07 Limitation on Sale of Certain Assets

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i) the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold or Capital Stock issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), consists of (A) cash; (B) Cash Equivalents; (C) any securities, notes or other obligations received by the Issuer or any such

Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; (D) the assumption by the purchaser of any liabilities, as recorded on the balance sheet of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes), that are assumed by the transferee of any such assets and as a result of which the Issuer and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities; (E) Debt of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of such Debt in connection with such Asset Sale; (F) any Capital Stock or assets of the kind referred to in clauses (b)(iii) or (b)(v) of this Section 4.07; (G) assets that would constitute a Permitted Investment; (H) any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (H) that is at that time outstanding (but, to the extent that any such Designated Noncash Consideration is sold or otherwise liquidated for cash, minus the lesser of (x) the amount of the cash received (less the cost of disposition, if any) and (y) the initial amount of such Designated Noncash Consideration), not to exceed the greater of $500,000,000 or 5.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; or (I) a combination of the consideration specified in clauses (A) to (H).

(b) If the Issuer or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds from such Asset Sale, within 365 days after the consummation of such Asset Sale, may be used or committed in a binding commitment to be used (provided that such Net Cash Proceeds are actually used within the later of (x) 365 days from the consummation of the Asset Sale or (y) 180 days from the date of such binding commitment or in the case of a Vessel newbuilding commitment upon delivery of the Vessel) at the option of the Issuer or such Restricted Subsidiary:

(i) to purchase, or prepay or redeem or repay any Debt of the Issuer or any Restricted Subsidiary (other than Subordinated Debt);

(ii) to purchase, or prepay or redeem or repay any Debt of a Restricted Subsidiary that is not a Guarantor;

(iii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(iv) to make a capital expenditure;

(v) to acquire other assets (other than Capital Stock) that are used or useful in a Permitted Business; or

(vi) any combination of the foregoing.

(c) Pending the final application of any Net Cash Proceeds (including cash or Cash Equivalents received from the conversion of any securities, notes or other obligations), the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.07(b) will constitute “Excess Proceeds.” The Issuer may also at any time, and the Issuer will within ten Business Days after the aggregate amount of Excess Proceeds exceeds $75,000,000, make an offer to purchase (an “Excess Proceeds Offer”) from all holders of Notes and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds (plus in each case all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith). The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase and Additional Amounts, if any, to the date of purchase, prepayment or redemption.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes will be selected by the Trustee on a pro rata or by lot basis (or, in the case of Global Notes, in accordance with the applicable procedures of DTC) (based upon the principal amount of Notes to be repurchased as notified by the Issuer to the Trustee) or in accordance with the procedures set forth in this Indenture. Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

(e) If the Issuer is obligated to make an Excess Proceeds Offer, the Issuer will purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act; provided that no Note of less than $2,000 remains outstanding thereafter.

(f) If the Issuer is required to make an Excess Proceeds Offer, the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations described in this covenant by virtue thereof.

SECTION 4.08 Limitation on Transactions with Affiliates

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25,000,000 unless:

(i) such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s length transaction with third parties that are not Affiliates or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50,000,000, the Issuer delivers to the Trustee a resolution adopted by a majority of the Board of Directors approving such Affiliate Transaction.

Any Affiliate Transaction shall be deemed to have satisfied the adoption by the majority of the Board of Directors requirement set forth in clause (a)(ii) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Issuer, if any.

(b) Notwithstanding the foregoing, the restrictions set forth in this description will not apply to:

(i) customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees (as determined in good faith by the Board of Directors or a member of senior management of the Issuer);

(ii) any employment agreement, collective bargaining agreement, consultant, employee benefit arrangements with any employee, consultant, officer or director of the Issuer or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(iii) any Restricted Payments not prohibited by Section 4.06 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and Permitted Investments;

(iv) transactions pursuant to, or contemplated by any agreement or arrangement in effect on the Issue Date and transactions pursuant to any amendment, modification, supplement or extension thereto; provided that any such amendment, modification, supplement or extension to the terms thereof is not materially more disadvantageous to the holders of the Notes than the original agreement or arrangement as in effect on the Issue Date;

(v) (A) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person and (B) transactions with any Person that is an Affiliate of the Issuer solely because a director of such Person is a director of the Issuer, any Restricted Subsidiary or any parent company; provided that such director abstains from voting as a director of the Issuer, any Restricted Subsidiary or any parent company on any matter involving such other Person;

(vi) transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person, in each case, as determined in good faith by the Board of Directors or a member of senior management of the Issuer;

(vii) loans or advances to directors, officers, employees or consultants which are approved by the Issuer in good faith;

(viii) the payment of reasonable fees and indemnities to employees, officers and directors of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(ix) any issuance of Redeemable Capital Stock of the Issuer to Affiliates of the Issuer which is permitted under Section 4.04;

(x) the granting and performance of registration rights for the Issuer’s securities;

(xi) (A) issuances or sales of Qualified Capital Stock of the Issuer or Deeply Subordinated Funding and other customary rights in connection therewith and (B) any amendment, waiver or other transaction with respect to any Deeply Subordinated Funding in compliance with the other provisions of this Indenture;

(xii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other organizational document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (xii) to the extent that the terms of any such amendment or new agreement, taken as a whole, is not disadvantageous to the Holders in any material respect compared to the agreement in effect on the date of this Indenture (as determined by the Issuer in good faith), or is otherwise customary;

(xiii) any transaction effected as part of or in connection with a Qualified Securitization Financing;

(xiv) transactions between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction;

(xv) transactions with any Affiliate which is a financial institution (acting in its capacity as a financial institution);

(xvi) the use of proceeds from the Offering as described in the Offering Memorandum;

(xvii) with respect to real property identified in the Offering Memorandum, rental payments and expenses for real property and rental payments and expenses for real property in the ordinary course of business;

(xviii) customary servicing and/or management agreements or arrangements on market terms (as determined in good faith by the Board of Directors or a member of senior management of the Issuer or Restricted Subsidiary entering into such agreement or arrangement);

(xix) any transaction with an Affiliate of the Issuer where the only consideration paid by the Issuer or any Restricted Subsidiary is the issuance of Capital Stock (other than Redeemable Capital Stock);

(xx) the licensing or sub-licensing of intellectual property and software or other general intangibles in the ordinary course of business;

(xxi) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.08(a)(i);

(xxii) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including any cash management activities related thereto); and

(xxiii) (A) payments by the Issuer (and any parent company) and its Subsidiaries pursuant to, and the entry into, tax sharing agreements among the Issuer (and any parent company) and its Subsidiaries; provided that in each case the amount of such payments by the Issuer and its Subsidiaries are permitted under Section 4.06(c)(vii) and (B) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business.

SECTION 4.09 Purchase of Notes upon a Change of Control

(a) Following the occurrence of a Change of Control Triggering Event, the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in this Indenture.

(b) Unless the Issuer has unconditionally exercised its right to redeem all the Notes in accordance with this Indenture and all conditions to such redemption have been satisfied or waived, within 30 days following any Change of Control Triggering Event, the Issuer will deliver a notice to each holder of the Notes at such holder’s registered address or otherwise deliver a notice in accordance with the procedures described under Section 3.03 hereof stating that a Change of Control Offer is being made and offering to repurchase Notes on the Change of Control Purchase Date, and the notice will state:

(i) that a Change of Control Triggering Event has occurred, and the date it occurred and offering to purchase the Notes on the date specified in the notice;

(ii) the circumstances and relevant facts regarding such Change of Control Triggering Event;

(iii) the Change of Control Purchase Price and the Change of Control Purchase Date, which will be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(iv) that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(v) that any Note (or part thereof) not tendered will continue to accrue interest; and

(vi) any other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

(c) On the Change of Control Purchase Date, the Issuer shall, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that all Notes or portions thereof have been tendered to and purchased by the Issuer.

(d) The Paying Agent will promptly mail (or cause to be delivered) to each holder of Notes properly tendered the Change of Control Purchase Price for such Notes. The Trustee (or the authenticating agent appointed by it) will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the holder of Notes in global form or to each holder of certificated Notes; provided that each new Note will be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof. The Issuer will publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(e) The Issuer will not be required to make a Change of Control Offer if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) a notice of redemption has been given pursuant to Section 3.07 hereof unless and until there is a default in payment of the applicable redemption price, or (iii) after the public announcement that a definitive agreement for a Change of Control has been entered into, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price, the relevant offer to purchase documentation discloses the circumstances and relevant facts regarding such Change of Control and that a Change of Control Offer will not be required to be made if all Notes validly tendered and not withdrawn in the Alternate Offer are purchased and the Issuer has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer. The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable.

(f) Notwithstanding anything to the contrary contained herein, a Change of Control Offer or an Alternate Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

(g) The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer and any Alternate Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such conflict.

SECTION 4.10 Additional Amounts

(a) All payments that the Issuer makes under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of (1) the Republic of the Marshall Islands, (2) Hong Kong, (3) the United Kingdom, (4) Canada, (5) any jurisdiction in which the Issuer or any Guarantor is incorporated, organized, resident or doing business for tax purposes or any jurisdiction from or through which any payment on the Notes is made (including the jurisdiction of any Paying Agent)

or (6) by or within any political subdivision or governmental authority of or in any of the foregoing having power to tax (each jurisdiction described in (1), (2), (3), (4), (5) or (6), a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law. If any amounts for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction are required to be withheld or deducted from any payment made under or with respect to the Notes or any Guarantee, the Issuer or the Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will equal the amount that would have been received if such Taxes had not been withheld or deducted.

(b) Notwithstanding the foregoing, neither the Issuer nor any Guarantor will, however, be required to pay Additional Amounts in respect or on account of:

(i) any Taxes, to the extent such Taxes are imposed or levied by a Relevant Taxing Jurisdiction by reason of the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction, including, without limitation, the holder or beneficial owner being, or having been, a citizen, national, or resident, being, or having been, engaged in a trade or business, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt, ownership, holding or disposition of Notes, or by reason of the receipt of any payments in respect of any Note or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following the Issuer’s or Guarantor’s written request addressed to the relevant holder or beneficial owner made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request, to comply with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;

(v) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required in order to receive payment) more than 30 calendar days after the relevant payment is first made available to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 calendar days’ period);

(vi) any Taxes withheld or deducted on or in respect of any Note pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (commonly referred to as “FATCA”), any treaty, law, regulation or other official guidance enacted by any jurisdiction implementing FATCA, any agreement between either of the Issuer, any Guarantor or any other person and the United States or a Relevant Taxing Jurisdiction implementing FATCA, or any law of any jurisdiction implementing an intergovernmental agreement entered into between the Relevant Taxing Jurisdiction and the United States with respect to FATCA; or

(vii) any combination of items (i) through (vi) above.

(c) The Issuer or the relevant Guarantors, as the case may be, will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Guarantee is due and payable, if the Issuer or a Guarantor become aware that it will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuer or the relevant Guarantor (as the case may be) will deliver to the Trustee (copied to the Paying Agent) an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent to pay such Additional Amounts to holders on the payment date. The Trustee and Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor (as the case may be) will promptly publish a notice in accordance with this Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(e) The Issuer or the Guarantors (as the case may be) will pay any present or future stamp, issue, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including without limitation, interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery, registration or enforcement of the Notes or any Guarantee or any other document or instrument referred to thereunder (other than on or in connection with a transfer of the Notes other than the initial resale by the initial purchasers) or the receipt of any payments with respect thereto (limited, solely in the case of taxes attributable to the receipt of any payments with respect thereto, to any such taxes not excluded under clauses (i), (ii), (iii), (v) and (vi) of Section 4.10(b) or any combination thereof).

(f) Upon written request, the Issuer or a Guarantor (as the case may be) will furnish to the Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with this Indenture, in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer or such Guarantor. If, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, the Issuer or such Guarantor will provide the Trustee or such holder with other evidence reasonably satisfactory to the Trustee or holder of such payments by the Issuer or Guarantor.

(g) Whenever this Indenture or the Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(h) The preceding provisions will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Guarantor is incorporated, organized, resident or doing business for tax purposes or any jurisdiction from or through which any payment is made on the Notes (or any Guarantee) and any political subdivision or taxing authority or agency thereof or therein.

SECTION 4.11 Limitation on Guarantees of Debt by Restricted Subsidiaries

(a) The Issuer will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to (x) incur any Debt (including Acquired Debt) pursuant to Section 4.04(a) if after giving effect to such incurrence, the aggregate amount of Debt (including Acquired Debt) incurred under Section 4.04(a) by Restricted Subsidiaries that are not Guarantors of the Notes (including all Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge any Debt so incurred pursuant to Section 4.04(a)) would exceed the greater of $400,000,000 or 4.0% of Total Assets, (y) guarantee, assume or in any other manner become liable for the payment of any Debt of the Issuer or any other Restricted Subsidiary incurred pursuant to Section 4.04(a) (including all Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge any Debt so incurred pursuant to Section 4.04(a)) if after giving effect to such, guarantee, assumption or becoming liable, the aggregate amount of Debt (including Acquired Debt) incurred under Section 4.04(a) by Restricted Subsidiaries that are not Guarantors of the Notes or having the benefit of any guarantee, assumption or other agreement as to liability for such Debt by Restricted Subsidiaries that are not Guarantors of the Notes would exceed the greater of $400,000,000 or 4.0% of Total Assets or (z) become a primary obligor in respect of or guarantee, assume or in any other manner become liable for the payment of any Capital Markets Debt, unless:

(i) such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture, substantially in the form of Exhibit D attached hereto, providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on the same priority as the guarantee of (or other obligation in respect of) such Debt within 20 Business Days on which it incurred, guaranteed or otherwise became obligated in respect of such Debt; and

(ii) with respect to any incurrence or guarantee of (or other obligation in respect of) Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes.

This Section 4.11(a) will not be applicable to any guarantees of (or other obligation in respect of) any Restricted Subsidiary:

(A) existing on the date of this Indenture (and as to any Permitted Refinancing Debt with respect thereto);

(B) that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(C) arising solely due to the granting of a Permitted Lien that would not otherwise constitute a guarantee of Debt of the Issuer; or

(D) given to a bank or trust company having combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

(b) In addition, notwithstanding anything to the contrary herein:

(i) no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of such Restricted Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Issuer or the Restricted Subsidiary; or

(ii) (each such Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(c) A Guarantor’s Guarantee (and the Guarantee, if any, of any Subsidiary of such Guarantor) will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i) upon any sale or disposition of (A) Capital Stock of a Guarantor (or any parent entity thereof) following which such Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the properties and assets of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary and that does not violate Section 4.07;

(ii) upon the designation of such Guarantor (or any parent entity thereof) as an Unrestricted Subsidiary;

(iii) such Guarantor is unconditionally released and discharged from its liability with respect to Debt in connection with which such guarantee was executed pursuant to Section 4.11;

(iv) legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided under Article Eight; and

(v) upon repayment of the Notes.

SECTION 4.12 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Debt owed to the Issuer or any other Restricted Subsidiary;

(iii) make loans or advances to the Issuer or any other Restricted Subsidiary; or

(iv) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary that is a Guarantor;

provided that dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of the covenant described in paragraph (a) above will not apply to limitations, encumbrances or restrictions existing under or by reason of:

(i) the Notes (including Additional Notes), this Indenture and any Guarantees thereof;

(ii) any agreements with respect to Debt of the Issuer or any Restricted Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.04 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such encumbrances or restrictions are not materially less favorable, taken as a whole, to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors or a member of senior management of the Issuer);

(iii) any agreement in effect on the Issue Date;

(iv) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(v) any agreement or other instrument of a Person (including its Subsidiaries), acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including its Subsidiaries);

(vi) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(vii) Liens permitted to be incurred under Section 4.05 that limit the right of the debtor to dispose of the assets subject to such Liens;

(viii) applicable law, rule, regulation or order or the terms of any governmental licenses, authorizations, concessions, franchises or permits;

(ix) encumbrances or restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into the ordinary course of business;

(x) customary limitations on the distribution or disposition of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Payment), which limitations are applicable only to the assets that are the subject of such agreements;

(xi) purchase money obligations and mortgage financings for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.12(a)(iv);

(xii) any customary Productive Asset Leases for Vessels, and other assets used in the ordinary course of the Issuer’s business; provided that such encumbrance or restriction only extends to the Vessel, or other asset financed in such Productive Asset Lease;

(xiii) any Qualified Securitization Financing;

(xiv) Debt, Redeemable Capital Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor permitted to be incurred subsequent to the Issue Date pursuant to Section 4.04 that impose restrictions solely on Restricted Subsidiaries that are not Guarantors;

(xv) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(xvi) any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (b)(i) through (b)(xv), or in this clause (b)(xvi); provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive, taken as a whole, to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced.

SECTION 4.13 Designation of Unrestricted and Restricted Subsidiaries

(a) The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.06 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. Such designation will only be permitted if the Investment would be permitted at such time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.06. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Debt is not permitted to be incurred as of such date under Section 4.04, the Issuer will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Debt is permitted under Section 4.04 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

SECTION 4.14 Provision of Information

(a) So long as any Notes are outstanding, the Issuer will furnish to the Trustee:

(i) Within 15 days after the time period required under the rules of the SEC for the filing of Form 20-F (or any successor form) for each fiscal year beginning with the fiscal year ended December 31, 2021, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein

(including the Issuer’s audited consolidated financial statements, a report thereon by the Issuer’s independent registered public accounting firm and a Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) (or equivalent disclosure)) for such fiscal year;

(ii) within 75 days following the end of the first three fiscal quarters in each fiscal year of the Issuer beginning with the quarter ending June 30, 2021, reports on Form 6-K (or any successor form) containing, whether or not required, the Issuer’s unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and an MD&A for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year; and

(iii) at or prior to such times as would be required to be filed or furnished to the SEC if the Issuer was then a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act (whether or not the Issuer is then subject to such requirements), all such other reports and information that the Issuer would have been required to file or furnish pursuant thereto.

(b) So long as any of the Notes remain outstanding, the Issuer will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

(c) At any time that any of the Issuer’s subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the first paragraph of this Section 4.15 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(d) The Issuer will be deemed to have furnished such information referred to in this covenant to the Trustee and the Holders of Notes if Parent or the Issuer has filed or furnished such information in reports filed with the Commission and such reports are publicly available on the Commission’s website; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been so filed or furnished.

SECTION 4.15 [Reserved].

SECTION 4.16 Suspension of Covenants Following Achievement of Investment Grade Status

(a) If on any date following the Issue Date, the Notes have an Investment Grade Rating from at least two Rating Agencies and no Default or Event of Default has occurred and is continuing under this Indenture (a “Suspension Event”), beginning on the day of the Suspension Event and continuing until such time (the “Suspension Period”), if any, at which the such Notes cease to have an Investment Grade Rating from at least two Rating Agencies (the “Reversion Date”), the following provisions of this Indenture shall not apply to the Notes:

(i) Section 4.04;

(ii) Section 4.06;

(iii) Section 4.07;

(iv) Section 4.08;

(v) Section 4.11;

(vi) Section 4.12;

(vii) Section 4.13;

(viii) Section 5.01(a)(iii);

and, in each case, any related default provisions of this Indenture shall cease to be effective and will not be applicable to the Issuer or its Restricted Subsidiaries.

(b) Such provisions and any related default provisions will again apply according to their terms on and after the Reversion Date. Such provisions will not, however, be of any effect with regard to actions of the Restricted Subsidiaries properly taken during the Suspension Period, and Section 4.06 will be interpreted as if it had been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made during the Suspension Period. On the Reversion Date, all Debt incurred during the continuance of the Suspension Period will be classified as having been incurred pursuant to Section 4.04(b)(iv). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(c) The Issuer shall notify the Trustee that the two conditions set forth in Section 4.16(a) have been satisfied; provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall not be obliged to notify holders of such event.

ARTICLE FIVE

CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 5.01 Consolidation, Merger and Sale of Assets

(a) The Issuer will not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (A) the Issuer will be the surviving corporation or (B) the Person (if other than the Issuer) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(1) will be a corporation duly incorporated and validly existing under the laws of a Permitted Jurisdiction; and

(2) will expressly assume, by a supplemental indenture, the Issuer’s obligations under the Notes and this Indenture;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default will have occurred and be continuing;

(iii) the Issuer or the Surviving Entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (A) be permitted to incur at least $1.00 of additional Debt pursuant to Section 4.04(a) or (B) have a Consolidated Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction; and

(iv) the Issuer or the Surviving Entity will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 5.01.

(b) Notwithstanding clauses (ii), (iii) and (iv) of Section 5.01(a),

(i) the Issuer may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to a Guarantor;

(ii) any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer or any other Restricted Subsidiary;

(iii) the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer for the purpose of reincorporating the Issuer in a Permitted Jurisdiction, so long as the amount of Debt of the Issuer and its Restricted Subsidiaries is not increased thereby;

(iv) the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of a Permitted Jurisdiction;

(v) the Issuer or a Restricted Subsidiary may change its name; and

(vi) Section 5.01(a)(iii) above will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Issuer to, with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction for tax reasons or reflagging a Vessel.

SECTION 5.02 Successor Substituted

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Issuer in accordance with Section 5.01 of this Indenture, any Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such Surviving Entity had been named as the Issuer herein; provided that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, or interest and Additional Amounts, if any, on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE SIX

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default

(a) Each of the following will be an “Event of Default” under this Indenture:

(i) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note;

(ii) default in the payment of the principal of or premium, if any, on any Note at its Stated Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(iii) failure by the Issuer for 180 days after the written notice specified in Section 6.02(a) to comply with the provisions of Section 4.14;

(iv) failure by the Issuer for 60 days after the written notice specified in Section 6.02(a)to comply with any covenant or agreement that is contained in this Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses Sections 6.01(a)(i), 6.01(a)(ii) or 6.01(a)(iii));

(v) default under the terms of any instrument evidencing or securing the Debt for borrowed money of the Issuer or any Restricted Subsidiary, if that default: (A) results in the acceleration of the payment of such Debt or (B) is caused by a failure to pay principal of such Debt at final maturity thereof after giving effect to any applicable grace periods and other than by regularly scheduled required prepayment, and such failure to make any payment has not been waived or the maturity of such Debt has not been extended (a “Payment Default”), and in either case the total amount of such Debt unpaid or accelerated exceeds $100,000,000;

(vi) any Guarantee of any Significant Subsidiary ceases to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture or any Guarantee);

(vii) failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess $100,000,000 (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 90 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect;

(viii) the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or any Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 90 consecutive days; or

(ix) (A) the Issuer or any Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or (C) the Issuer or any Significant Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer or such Significant Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due.

(b) If a Default or an Event of Default occurs and is continuing and written notice of such Default or Event of Default is delivered to the Corporate Trust Office of the Trustee, the Trustee will transmit to each Holder of the Notes notice of the Default or Event of Default within 15 Business Days after a responsible officer of the Trustee has received written notice thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, Additional Amounts or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 6.02 Acceleration

(a) If an Event of Default (other than as specified in Section 6.01(a)(viii) or 6.01(a)(ix) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes will become immediately due and payable.

(b) If an Event of Default specified in Section 6.01(a)(viii) or 6.01(a)(ix) with respect to the Issuer occurs and is continuing, then the principal of, premium, if any, and Additional Amounts and accrued and unpaid interest on all the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

(c) At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest and Additional Amounts on all Notes then outstanding;

(B) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and accrued and unpaid interest thereon at the rate borne by the Notes;

(C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(D) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

SECTION 6.03 Other Remedies

Subject to Section 6.06, if an Event of Default occurs and is continuing, the Trustee shall, at the direction of Holders of not less than 25% in aggregate principal amount of the outstanding Notes, proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall have been instructed to pursue, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 6.04 Waiver of Past Defaults

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Defaults under this Indenture, except a continuing Default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of Holders of Notes holding 90% of the aggregate principal amount of the Notes outstanding under this Indenture).

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.05 Control by Majority

The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a) the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b) the Trustee may refuse to follow any direction that the Trustee determines would involve the Trustee in personal liability; and

(c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 6.06 Limitation on Suits

Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any holders of Notes unless such holders have made written request and offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except (subject to Article Nine) to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts when due, no holder of any of the Notes has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless:

(a) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to, and offered indemnity and/or security satisfactory to, the Trustee to institute such proceeding as trustee under the Notes and this Indenture;

(b) the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and indemnity or security; and

(c) the Trustee within such 30-day period has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes.

Such limitations do not, however, apply to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, and Additional Amounts or interest on such Note on or after the respective due dates expressed in such Note.

SECTION 6.07 Unconditional Right of Holders To Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of Holders of at least 90% of the Notes outstanding.

SECTION 6.08 Collection Suit by Trustee

If an Event of Default specified in Section 6.01(a)(i) or Section 6.01(a)(ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09 Trustee May File Proofs of Claim

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06) and the Holders allowed in any judicial proceedings relative to the Issuer, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Bankruptcy Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.06.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Application of Money Collected

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:	to the Trustee, the Agents and their respective agents and attorneys for amounts due under Section 7.06;
SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and
THIRD:	to the Issuer or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs

A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

SECTION 6.12 Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13 Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14 Delay or Omission not Waiver

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.15 Record Date

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04, 6.05 and 10.05. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent and the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 6.16 Waiver of Stay or Extension Laws

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01 Duties of Trustee

(a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has received written notice, the Trustee, shall exercise such rights and powers vested in it by this Indenture on the terms set forth herein, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation or contrary to its ‘know your customer’ checks.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

(h) In no event shall the Trustee or any Agents be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Trustee and/or any Agents have been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be charged with notice or knowledge of any Event of Default unless a Trust Officer of the Trustee shall have received written notice thereof (including reference to the Notes and this Indenture) in accordance with Section 4.02 or 10.01 from the Issuer or the Holders of at least 25% in principal amount of the Notes.

(j) In no event shall the Trustee be responsible or liable for any failure or delay in performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God or any other national or international calamity or emergency, epidemics, or unavailability or the Federal Reserve Bank wire or facsimile or other wire communication facility.

(k) Notwithstanding anything else herein contained, the Trustee may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

SECTION 7.02 Certain Rights of Trustee

(a) The Trustee may rely conclusively, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 11.04. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

(d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(e) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers.

(f) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(h) The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(i) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and the Trustee shall be entitled not to take any action until such instructions have been resolved or clarified to its satisfaction and the Trustee shall not be or become liable in any way or person for any failure to comply with any conflicting, unclear or equivocal instructions.

(j) The permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(k) Delivery of reports, information and documents to the Trustee under Section 4.14 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified and secured, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder.

(m) The Trustee shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(n) The Trustee may consult with counsel at the cost of the Issuer and the advice of such counsel or any Opinion of Counsel shall, subject to Section 7.01(c), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(o) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(p) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(q) The Trustee may assume without inquiry in the absence of written notice that the Issuer and each of the Restricted Subsidiaries is duly complying with their obligations contained in this Indenture required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(r) The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

SECTION 7.03 Individual Rights of Trustee

The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent. However, in the event that the Trustee, Paying Agent, Registrar or such other agent acquires any conflicting interest it must eliminate such conflict within 90 days or resign. The Trustee is also subject to Section 7.10 hereof.

SECTION 7.04 Trustee’s Disclaimer

The recitals contained herein and in the Notes, except for the Trustees certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee.

SECTION 7.05 Notice of Defaults

If a Default or Event of Default occurs and is continuing and a Trust Officer of the Trustee has received written notice of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 15 Business Days after the Trustee has received written notice of the occurrence of such Default or Event of Default. Except in the case of a Default in payment of principal of or interest or premium, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its trust officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

The Trustee shall not be deemed to have knowledge of a Default unless written notice of such Default has been received by the Trustee at its Corporate Trust Office.

SECTION 7.06 Compensation and Indemnity

The Issuer and each Guarantor (if any) shall indemnify each of the Trustee and the Agents against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by each of them without willful misconduct or gross negligence on any of their part arising out of or in connection with the administration of this trust and the performance of each of their duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.06) and defending itself against any claim, whether asserted by the Issuer, any Holder or any other Person, or liability in connection with the execution and performance of any of their powers and duties hereunder).

The Issuer or, upon the failure of the Issuer to pay, each Guarantor (if any), shall pay to the Trustee and the Agents such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Agents promptly upon request for all reasonable disbursements, advances or expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s agents and counsel.

In the event of the occurrence of an Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer, or, upon the failure of the Issuer to pay, each Guarantor (if any), jointly and severally, shall pay to the Trustee promptly upon request for all such additional remuneration for such duties. Such expenses include the compensation, fees, disbursements, expenses and advances of the Trustee’s agents, counsel, accountants and experts.

The Issuer and each Guarantor (if any) shall indemnify each of the Trustee and the Agents against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by each of them without willful misconduct or gross negligence on any of their part arising out of or in connection with the administration of this trust and the performance of each of their duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.06) and defending itself against any claim, whether asserted by the Issuer, any Holder or any other Person, or liability in connection with the execution and performance of any of their powers and duties hereunder).

The Trustee and the Agents shall notify the Issuer of any claim for which they may seek indemnity. Failure by the Trustee and the Agents to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall, at the Trustee’s sole discretion, defend the claim and the Trustee shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the Trustee may at is option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

To secure the Issuer’s payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(1)(viii) or (ix) with respect to the Issuer or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuer’s obligations under this Section 7.06 and any claim or Lien arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

SECTION 7.07 Replacement of Trustee

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.07 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.09, any Holder who has been a bona fide Holder for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

SECTION 7.08 Successor Trustee by Merger

Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such entity shall be otherwise qualified and eligible under this Article Seven. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases, such certificates shall have the full force and effect that this Indenture provides that the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 7.09 Eligibility; Disqualification

This Indenture shall at all times have a Trustee that is an entity organized and doing business under the laws of the United States or any state thereof that is authorized to exercise corporate trust power and that is a Person which is generally recognized as a Person which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature of the Offering of the Notes as described in the Offering Memorandum.

SECTION 7.10 Appointment of Co-Trustee

(a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on Default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action that may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.10 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect hereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided that if an Event of Default shall have occurred and be continuing, or the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, privileges, protections, immunities and powers, conferred or imposed upon the Trustee, including its right to be indemnified and secured, shall be conferred or imposed upon and may be exercised, performed or enforced by such separate trustee or co-trustee; and

(ii) no trustee hereunder shall be liable by reason of any act or omission of any other trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

ARTICLE EIGHT

DEFEASANCE; SATISFACTION AND DISCHARGE

SECTION 8.01 Issuer’s Option to Effect Defeasance or Covenant Defeasance

The Issuer may, at the option of its Board of Directors as evidenced by a resolution set forth in an Officer’s Certificate, at any time prior to the Stated Maturity of the Notes, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02 Defeasance and Discharge

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall be deemed to have been discharged from their obligations with respect to the outstanding Notes and Guarantees on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and Guarantees and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(b) the Issuer’s obligations with respect to the Notes under Article Two and Section 4.02 hereof,

(c) the rights, powers, trusts, duties and immunities of the Trustee and the obligations of the Issuer and the Guarantors in connection therewith; and

(d) this Article Eight.

Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuer exercises its Legal Defeasance option, each Guarantor, if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

SECTION 8.03 Covenant Defeasance

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall be released from their obligations under any covenant contained in Sections 4.03 through 4.09, 4.11 through 4.14, and 5.01 with respect to the Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of such Notes may not be accelerated because of an Event of Default specified in clause 6.01(a)(iv) (solely with respect to such defeased covenant), (v), (vi), (vii), (viii) (with respect only to the Significant Subsidiaries) or (ix) (with respect only to the Significant Subsidiaries).

SECTION 8.04 Conditions to Defeasance

In order to exercise either legal defeasance or covenant defeasance:

(a) the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee (or such other entity designated or appointed by it for this purpose), for the benefit of the holders of the Notes, cash in dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to such Stated Maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an irrevocable notice to redeem all the outstanding Notes of such principal, premium, if any, or interest;

(b) in the case of Legal Defeasance under Section 8.02, the Issuer must have delivered to the Trustee an Opinion of Counsel of a nationally recognized firm stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance under Section 8.03, the Issuer must have delivered to the Trustee an Opinion of Counsel of a nationally recognized firm to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(e) the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel of a nationally recognized firm subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

(f) If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer will remain liable for such payments.

SECTION 8.05 Satisfaction and Discharge of Indenture

This Indenture, the Notes and the Guarantees will be discharged and will cease to be of further effect when:

(a) either:

(i) all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust and thereafter repaid to the Issuer or discharged from such trust as provided for in Section 8.07) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of a notice of redemption or otherwise) or (y) will become due and payable within one year, including by redemption, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated or appointed by it for this purpose) as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; and

(b) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture, the Notes and the Guarantees; and

(c) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a), (b) and (c))

SECTION 8.06 Survival

Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee or the Agents under this Indenture.

SECTION 8.07 Acknowledgment of Discharge by Trustee

Subject to Section 8.09, after the conditions of Section 8.02 or 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

SECTION 8.08 Application of Trust Money

Subject to Section 8.09, the Trustee shall hold in trust cash in dollars, U.S. Government Obligations denominated in dollars or a combination thereof, deposited with it pursuant to this Article Eight. It shall apply such deposited cash in U.S. dollars, U.S. Government Obligations or a combination thereof through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.09 Repayment to Issuer

Subject to Section 7.06 and Sections 8.01 through 8.04 hereof, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that before the Trustee or Paying Agent are required to make any payment to the Issuer, each may require the Issuer to have (a) published once to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency or (b) mailed to each Holder entitled to such money at such Holder’s address (as set forth in the Register), in each case, notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining shall be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.10 Indemnity for U.S. Government Obligations

The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.S. Government Obligations.

SECTION 8.11 Reinstatement

If the Trustee or Paying Agent is unable to apply cash in dollars or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash in dollars or U.S. Government Obligations in accordance with this Article Eight; provided that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of Holders

The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), any Guarantor and the Trustee may modify, amend or supplement this Indenture or the Notes without notice to or consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Guarantees by a successor to the Issuer or any Guarantor in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(c) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under this Indenture of any such holder in any material respect;

(d) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in such “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes, as provided to the Trustee in an Officer’s Certificate;

(e) to release any Guarantee in accordance with the terms of this Indenture;

(f) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;

(g) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended);

(h) to evidence and provide the acceptance of the appointment of a successor Trustee under the terms of this Indenture or to otherwise comply with any requirement of this Indenture; or

(i) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture.

In formulating its opinion on such matters set forth in this Section 9.01 and Section 9.02 hereof, the Trustee shall be entitled to request and rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate on which the Trustee may solely rely.

SECTION 9.02 With Consent of Holders

(a) Except as provided otherwise in Section 9.02(b) below and subject to Section 6.04 and without prejudice to Section 9.01, this Indenture, the Notes or any Guarantee, may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Unless consented to by the holders of at least 90% of the aggregate principal amount of then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right of any holder of Notes to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(v) reduce the principal amount of Notes whose holders must consent to any amendment, supplement or waiver of provisions of this Indenture (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(vi) release any Guarantee other than in accordance with the terms of this Indenture;

(vii) modify any of the provisions relating to supplemental indentures requiring the consent of holders of the Notes or relating to the waiver of past defaults, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or

(viii) make any change in the preceding amendment and waiver provisions.

(c) Any amendment, supplement or waiver consented to by at least 90% of the aggregate principal amount of the then outstanding Notes will be binding against any non-consenting holders.

(d) The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

SECTION 9.03 Effect of Supplemental Indentures

Upon the execution of any supplemental indenture pursuant to this Indenture (including as required by Section 4.11(a)), this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Note theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.04 Notation on or Exchange of Notes

If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 9.05 Notice of Amendment or Waiver

Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in clause (b) of Section 11.01, setting forth in general terms the substance of such supplemental indenture or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of such supplemental indenture or waiver.

SECTION 9.06 Trustee to Sign Amendments, etc.

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or Note, and upon receipt by the Trustee of the documents described in Section 7.02 hereof upon which they will be fully protected in relying upon, the Trustee will join with the Issuer and in the execution of any amended or supplemental indenture or Note authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture or Note that imposes any personal obligations on the Trustee or that adversely affects its own rights, duties or immunities under this Indenture or otherwise. In signing such amendment or supplemental indenture or Note, the Trustee shall be entitled to receive an indemnity and/or security satisfactory to it and to receive, and (subject to Sections 7.01 and 7.02) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment or supplement complies with this Indenture and that such amendment or supplement has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer and the Guarantors (if any) enforceable against them in accordance with its terms, subject to customary exceptions.

ARTICLE TEN

GUARANTEES

SECTION 10.01 Guarantees

(a) As of the Issue Date, the Notes will not be guaranteed by Parent or any of Parent’s or the Issuer’s Subsidiaries. The following provisions of this Article Ten shall apply to any Restricted Subsidiary that becomes a Guarantor after the Issue Date. Subject to this Article Ten, each of the Guarantors, jointly and severally, fully and unconditionally, guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if any, if lawful (subject in all cases to any applicable grace period provided herein), and all other monetary obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Subject to Section 6.06, each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. Each Guarantor that makes a payment or distribution under its Guarantee shall have the right to seek contribution from any non-paying Guarantor, in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP, so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(e) In respect to its obligations under its Guarantee, each Guarantor agrees to be bound to, and hereby covenants, with respect to itself, the covenant set forth in Section 6.16.

SECTION 10.02 Limitation on Guarantor Liability

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Article Ten, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Until such time as the Notes are paid in full, each Guarantor waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under federal Bankruptcy Law) or otherwise by reason of any payment by it pursuant to the provisions of this Article Ten. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

SECTION 10.03 Execution and Delivery of Guarantee

(a) To evidence its Guarantee set forth in Section 10.01, a Guarantor shall execute a supplemental indenture to this Indenture substantially in the form included in Exhibit D hereto.

(b) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 10.04 Releases of Guarantors

(a) A Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder of the Notes:

(i) if such Guarantor is a Subsidiary of the Issuer, in connection with any sale or other disposition of (A) all of the Capital Stock of such Guarantor or (B) all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation), in each case to one or more Persons that are not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition, as applicable, does not violate Section 4.07;

(ii) if such Guarantor is a Restricted Subsidiary, the Issuer properly designates such Guarantor as an Unrestricted Subsidiary or the Subsidiary no longer meets the definition of Restricted Subsidiary;

(iii) if the Guarantee was required pursuant to the terms of Section 4.11, the release or discharge of the Debt in connection with which such guarantee was executed pursuant to Section 4.11;

(iv) upon a satisfaction and discharge or a legal or covenant defeasance of the Notes in accordance with Article Eight; or

(v) upon the liquidation or dissolution of such Guarantor.

(b) Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article Ten.

(c) In connection with any acknowledgement of release or other written instrument that may be requested from the Trustee in respect of a release of a Guarantee, the Trustee shall be entitled to receive and rely on an Officer’s Certificate and an Opinion of Counsel pursuant to Section 11.03 as conclusive evidence for release of such Guarantee.

ARTICLE ELEVEN

MISCELLANEOUS

SECTION 11.01 Notices

(a) Any notice or communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission or electronic mail addressed as follows:

if to the Issuer or the Parent:

Seaspan Corporation

c/o 2600-200 Granville Street

Vancouver, British Columbia

Canada V6C 1S4

Attention: Karen Lawrie

Fax: (604) 648-9514

Email: klawrie@atlascorporation.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Hillary Holmes and Doug Rayburn

Fax: (346) 718-6902 and (214) 571-2948

Email: hholmes@gibsondunn.com and drayburn@gibsondunn.com

if to the Trustee:

The Bank of New York Mellon

240 Greenwich Street, Floor 7 East

New York, New York 10286

Attention: Corporate Trust Administration

Fax: 212-815-5366

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Notices to the Holders regarding the Notes shall be:

(i) notified to the Trustee; and

(ii) in the case of certificated Notes, mailed to the Holders of such Notes by first-class mail at their respective addresses as they appear on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c) If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 11.01(b) above, shall also be given by delivery of the relevant notice to DTC for communication.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 11.02 Communication by Holders with Other Holders

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

SECTION 11.03 Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer shall furnish upon request to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.04 Statements Required in Certificate or Opinion

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 11.05 Rules by Trustee, Paying Agent and Registrar

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.06 Legal Holidays

If an interest payment date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a record date is not a Business Day, the record date shall not be affected.

SECTION 11.07 Governing Law; Waiver of Jury Trial

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH OF THE PARTIES HERETO (AND EACH HOLDER AND OWNER OF A BENEFICIAL OWNER OF A BENEFICIAL INTEREST IN A NOTE BY ITS ACCEPTANCE OF A NOTE OR A BENEFICIAL INTEREST THEREIN, WILL BE DEEMED TO) AGREES TO IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIALS BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE HEREIN AND UNLESS AND UNTIL THIS INDENTURE SHALL BE QUALIFIED UNDER THE TRUST INDENTURE ACT, THIS INDENTURE SHALL NOT BE SUBJECT TO THE TRUST INDENTURE ACT, AND NO PROVISION THEREOF SHALL BE DEEMED INCORPORATED HEREIN.

SECTION 11.08 Jurisdiction; Agent for Service of Process

The Issuer agrees that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, any Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer and may be enforced in any court to the jurisdiction of which the Issuer is subject by a suit upon such judgment; provided that service of process is effected upon the Issuer in the manner provided by this Indenture. The Issuer hereby irrevocably designates, appoints and empowers Puglisi & Associates, with offices at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture or the Notes or the transactions contemplated herein that may be instituted in any state or Federal court in the Borough of Manhattan, New York, by any Holder or the Trustee, and expressly accepts the exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuer hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer. Notwithstanding the foregoing, any action involving the Issuer arising out of or based upon this Indenture or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction.

SECTION 11.09 No Recourse Against Others

A director, officer, employee, incorporator, member or shareholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall be deemed to waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.10 Successors

All agreements of the Issuer in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11 Multiple Originals; Counterparts

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of all the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes other than the Trustee’s signature on the certificate of authentication on each Note. Each of the transaction parties agrees on behalf of itself, and any Person acting or claiming by, under or through such transaction party, that any written instrument delivered in connection with this Indenture/Agreement or any related document, including without limitation any amendments or supplements to such documents, may be executed by electronic methods (whether by .pdf scan or utilization of an electronic signature platform or application). Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar federal or state law, rule or regulation, as the same may be in effect from time to time, and the parties hereby waive any objection to the contrary. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto.

SECTION 11.12 Table of Contents; Headings

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.13 Severability

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.14 Sanctions

The Issuer covenants and represents that (i) neither it nor to its knowledge any of its subsidiaries, affiliates, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”); and (ii) neither it nor any of its subsidiaries, affiliates, directors or officers will use any payments made pursuant to this Agreement or commit any action, or cause The Bank of New York Mellon to commit any action, under this Agreement: (a) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (b) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (c) in any other manner that will result in a violation of Sanctions by any person.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

SEASPAN CORPORATION as Issuer,

by	/s/ Graham Talbot
	Name:	Graham Talbot
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

THE BANK OF NEW YORK MELLON, as Trustee

by	/s/ Teresa H. Wyszomierski
	Name:	Teresa H. Wyszomierski
	Title:	Vice President

SCHEDULE 1

EXISTING CREDIT FACILITIES

1.

Credit Facility Agreement, dated as of October 16, 2006, by and among Seaspan Corporation, as borrower, the several lenders from time to time party thereto, Sumitomo Mitsui Banking Corporation, as mandated lead arranger, Sumitomo Mitsui Banking Corporation Europe Limited, as security trustee, and Sumitomo Mitsui Banking Corporation, Brussels Branch, as facility agent.

2.

Revolving Credit Facility, dated August 8, 2007, among DnB Nor Bank ASA, Credit Suisse, The Export-Import Bank of China, Industrial and Commercial Bank of China Limited and Sumitomo Mitsui Banking Corporation, Brussels Branch.

3.

Credit Facility Agreement, dated as of March, 17, 2008, by and among Seaspan Corporation, as borrower, the several lenders from time to time party thereto, Fortis Bank S.A./N.V., New York Branch and The Export-Import Bank of Korea, as mandated lead arrangers, Fortis Bank S.A./N.V., New York Branch, as facility agent and security trustee, and Fortis Bank S.A./N.V., New York Branch, as swap agent.

4.

Credit Facility Agreement, dated as of March 31, 2008, by and among Seaspan Corporation, as borrower, the several lenders from time to time party thereto, Sumitomo Mitsui Banking Corporation, as mandated lead arranger, Sumitomo Mitsui Banking Corporation Europe Limited, as security trustee, Sumitomo Mitsui Banking Corporation, Brussels Branch, as facility agent, and Sumitomo Mitsui Banking Corporation, Brussels Branch, as KEIC agent.

5.

First Amended and Restated Credit Agreement, dated as of May 19, 2021, amending and restating that certain Credit Agreement dated as of May 15, 2019, among (inter alios) Seaspan Holdco III Ltd., as borrower, Seaspan Corporation, as guarantor, the several lenders from time to time party thereto, Citibank, N.A., as administrative agent, and Société Générale, Hong Kong Branch, as lead sustainability coordinator, (g) that certain First Amended and Restated Credit Agreement, dated as of May 19, 2021, amending and restating that certain Credit Agreement dated as of December 30, 2019, among (inter alios) Seaspan Holdco III Ltd., as borrower, Seaspan Corporation, as guarantor, the several lenders from time to time party thereto, Citibank, N.A., as administrative agent, and Société Générale, Hong Kong Branch, as lead sustainability coordinator.

6.

First Amended and Restated Credit Agreement, dated as of May 19, 2021, amending and restating that certain Credit Agreement dated as of October 14, 2020, among (inter alios) Seaspan Holdco III Ltd., as borrower, Seaspan Corporation, as guarantor, the several lenders from time to time party thereto, Citibank, N.A., as administrative agent, and Société Générale, Hong Kong Branch, as lead sustainability coordinator.

7.

Revolving Credit Facility, dated as of July 2, 2020, by and among Seaspan Corporation, as borrower, the companies listed in Schedule 1 thereto, as guarantors, Citigroup Global Markets Limited, as coordinator and arranger, Citigroup Global Markets Limited, Bank of Montreal and Export Development Canada, as bookrunners and mandated lead arrangers, and the several lenders from time to time party thereto.

8.	Facility Agreement, dated as of December 28, 2017, by and among Seaspan Corporation, as borrower, and The Export-Import Bank of China, as lender.

9.	Bareboat Charter, dated as of April 30, 2021, by and among SEASPAN HOLDCO XXIX LTD., Psychic Bright Shipping Ltd. and the other signatory parties thereto.

10.	Bareboat Charter, dated as of April 30, 2021, by and among SEASPAN HOLDCO XXVIII LTD, Psychic Wise Shipping Ltd. and the other signatory parties thereto.

11.	Bareboat Charter, dated as of April 30, 2021, by and among SEASPAN HOLDCO XXVII LTD, Psychic Intelligent Shipping Ltd. and the other signatory parties thereto.

12.	Bareboat Charter, dated as of March 20, 2020, by and between SEASPAN HOLDCO IX LTD. and XIANG L30 HK INTERNATIONAL SHIP LEASE CO., LIMITED.

13.	Bareboat Charter, dated as of March 20, 2020, by and between SEASPAN HOLDCO VIII LTD. and XIANG B34HK INTERNATIONAL SHIP LEASE CO., LIMITED.

14.	Bareboat Charter, dated as of March 20, 2020, by and between SEASPAN HOLDCO VIII LTD. and XIANG L49 HK INTERNATIONAL SHIP LEASE CO., LIMITED.

15.	Bareboat Charter, dated as of March 20, 2020, by and between SEASPAN HOLDCO VII LTD. and JIANIAN INTERNATIONAL SHIP LEASE CO., LIMITED.

16.	Bareboat Charter, dated as of November 2, 2020, by and between SEASPAN HOLDCO XI LTD. and SEA 185 LEASING CO. LIMITED.

17.	Bareboat Charter, dated as of May 5, 2016, by and between Seaspan Corporation and Sea 27 Leasing Co. Limited.

18.	Bareboat Charter, dated as of May 5, 2016, by and between Seaspan Corporation and Sea 28 Leasing Co. Limited.

19.	Bareboat Charter, dated as of May 5, 2016, by and between Seaspan Corporation and Sea 29 Leasing Co. Limited.

20.	Bareboat Charter, dated as of May 5, 2016, by and between Seaspan Corporation and Sea 30 Leasing Co. Limited.

21.	Bareboat Charter, dated as of May 5, 2016, by and between Seaspan Corporation and Sea 31 Leasing Co. Limited.

22.	Bareboat Charter, dated as of October 19, 2020, by and between Seaspan Holdco X Ltd. and Channel 5 Holding Limited.

23.	Bareboat Charter, dated as of April 27, 2021, by and between SEASPAN CORPORATION and SPDBFL NO. ONE HUNDRED AND TWENTY-FOUR (SHANGHAI) SHIP LEASING COMPANY LIMITED.

24.	Bareboat Charter, dated as of April 27, 2021, by and between SEASPAN HOLDCO XXII LTD. and SPDBFL NO. ONE HUNDRED AND TWENTY-THREE (SHANGHAI) SHIP LEASING COMPANY LIMITED.

25.	Bareboat Charter, dated as of April 27, 2021, by and between GC INTERMODAL III, LTD. and SPDBFL NO. ONE HUNDRED AND TWENTY-FIVE (SHANGHAI) SHIP LEASING COMPANY LIMITED).

26.	Bareboat Charter, dated as of May 31, 2021, by and between SEASPAN HOLDCO XXV LTD. and TAIPING AND SINOPEC TJ7 SHIPPING LEASING CO., LTD.

27.	Bareboat Charter, dated as of May 31, 2021, by and between SEASPAN HOLDCO XXVI LTD. and TAIPING AND SINOPEC TJ8 SHIPPING LEASING CO., LTD.

28.	Bareboat Charter, dated as of August 14, 2020, by and between SEASPAN HOLDCO XXIV LTD. and SPDBFL NO. ONE HUNDRED AND TEN (SHANGHAI) SHIP LEASING COMPANY LIMITED.

29.	Bareboat Charter, dated as of August 14, 2020, by and between SEASPAN HOLDCO XXIII LTD. and SPDBFL NO. ONE HUNDRED AND ELEVEN (SHANGHAI) SHIP LEASING COMPANY LIMITED.

EXHIBIT A

FORM OF NOTES

[Face of Note]

[GLOBAL NOTE LEGEND]

[THIS GLOBAL NOTE IS HELD BY THE CUSTODIAN (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF A SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[PRIVATE PLACEMENT LEGEND]

[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)

REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS A NON-U.S. PERSON (WITHIN THE MEANING OF REGULATION S) ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S,

(2)	REPRESENTS, IF IT IS A RESIDENT OF A MEMBER STATE OF THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM, IT IS NOT A “RETAIL INVESTOR” AND

(3)

AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) THE DATE THAT IS [IN THE CASE OF THE RULE 144A GLOBAL NOTES: ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO] [IN THE CASE OF THE REGULATION S GLOBAL NOTES: THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (1) THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED AND (2) THE DATE OF ISSUANCE OF THIS SECURITY] AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY AFFILIATE THEREOF, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)

TO A NON-U.S. PERSON (WITHIN THE MEANING OF REGULATION S) ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S (AND IF A RESIDENT IN A MEMBER STATE OF THE EUROPEAN ECONOMIC AREA, IS A “QUALIFIED INVESTOR” UNDER THE PROSPECTUS REGULATION OR, IF A RESIDENT IN THE UNITED KINGDOM, IS A “QUALIFIED INVESTOR” UNDER ARTICLE 2 OF THE PROSPECTUS REGULATION AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUWA), OR

(D)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(E)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (3)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[REGULATION S LEGEND]

[UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

CUSIP Reg S/144A: Y75638AF6 / 81254UAK2

ISIN Number Reg S/144A: USY75638AF67 / US81254UAK25

REGULATION S/ RULE 144A GLOBAL NOTE

5.50% BLUE TRANSITION SENIOR NOTE DUE 2029

No. Reg S/144A [●]

SEASPAN CORPORATION,

a corporation incorporated under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960, for value received promises to pay to Cede & Co., or registered assigns, the principal sum set forth in the Schedule of Exchange of Interests attached hereto as Schedule A on August 1, 2029.

From July 14, 2021 or from the most recent interest payment date on which interest has been paid or provided for, cash interest on this Note will accrue at 5.500%, payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2022, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the immediately preceding Business Day.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, Seaspan Corporation has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated:

SEASPAN CORPORATION

by
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture

THE BANK OF NEW YORK MELLON, as Trustee

by
Name:
Title:

[Back of Note]

5.50% Blue Transition Senior Note Due 2029

1. Interest

Seaspan Corporation, a Republic of the Marshall Islands corporation (such entity and its successors and assigns under the Indenture hereinafter referred to, the “Issuer”), for value received promises to pay interest on the principal amount of this Note from July 14, 2021 until maturity at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest semi-annually on February 1 and August 1 of each year, beginning on February 1, 2022 to the Holder in whose name this Note (or any predecessor Note) is registered at the close of business on the immediately preceding Business Day. The Issuer shall pay interest on overdue principal at the interest rate borne by the Notes compounded semi-annually, and it shall pay interest on overdue installments of interest at the same rate compounded semi-annually to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2. Additional Amounts

All payments made by the Issuer or its agents under or with respect to the Notes shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future Taxes in accordance with Section 4.10 of the Indenture.

3. Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the record date for the next interest payment date even if this Note is cancelled after the record date and on or before the interest payment date. The Issuer shall pay principal and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each interest payment date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Rule 144A Global Note, as established by the Registrar at the close of business on the relevant record date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Rule 144A Global Note to the Paying Agent.

4. Registrar, Transfer Agent and Paying Agent

Initially, The Bank of New York Mellon will act as Registrar, Paying Agent and Transfer Agent.

5. Indenture

The Issuer issued the Notes under an indenture dated as of July 14, 2021 (the “Indenture”), between the Issuer and The Bank of New York Mellon as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. In the event of a conflict, the terms of the Indenture control.

The Notes are unsecured senior obligations of the Issuer and are issued in an initial aggregate principal amount at maturity of $750,000,000. This Note is one of the Notes referred to in the Indenture. The Notes and, if issued, any Additional Notes are treated as a single class for all purposes under the Indenture.

6. Optional Redemption Prior to August 1, 2024

At any time prior to August 1, 2024 upon not less than 10 nor more than 60 days’ written notice (which notice for the avoidance of doubt may be given prior to August 1, 2024), the Issuer may also redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium of the Notes plus accrued and unpaid interest on the Notes to, but not including, the redemption date. Any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

“Applicable Redemption Premium” means on any redemption date prior to August 1, 2024, the greater of: (a) one percent of the principal amount of such Note and (b) the excess of: (i) the present value at such redemption date of the redemption price of such Note at August 1, 2024, plus all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and August 1, 2024, excluding accrued but unpaid interest, computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over (ii) the principal amount of such Note on such redemption date.

For the avoidance of doubt, calculation of the Applicable Redemption Premium shall not be a duty or obligation of the Trustee or any Agent.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2024; provided, however that if the period from the redemption date to August 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

7. Optional Redemption On or After August 1, 2024

At any time on or after August 1, 2024 and prior to maturity, upon not less than 10 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to, but not including, the redemption date, if redeemed during the 12-month period commencing on August 1 of the years set forth below. This redemption is subject to the right of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date.

Year	Redemption Prices
2024	102.750%
2025	101.375%
2026 and thereafter	100.000%

8. Redemption Upon Changes in Withholding Taxes

(a) If, as a result of:

(i) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) or relevant treaties of any Relevant Taxing Jurisdiction; or

(ii) any change in the official application or official interpretation or administration of such laws, regulations or rulings or relevant treaties (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice) of any Relevant Taxing Jurisdiction (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”), the Issuer or any Guarantor would be obligated to pay, on the next date for any payment, Additional Amounts with respect to the Notes, which obligation the Issuer or such Guarantor cannot avoid by the use of reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and, in the case of a payment by a Guarantor, that the payment giving rise to such requirement to pay Additional Amounts cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts), then the Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable and given in accordance with the procedures described in Section 3.03, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Indenture, such Change in Tax Law must become effective on or after the date of the Indenture. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Indenture, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction.

(b) Prior to the giving of any notice of the redemption described in this Section 3.08, the Issuer or the Guarantor (as the case may be) will deliver to the Trustee and the Paying Agent:

(i) an Officer’s Certificate of the Issuer or a Guarantor (as the case may be) stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer’s or such Guarantor’s taking reasonable measures available to it; and

(ii) a written opinion of independent legal counsel of recognized standing addressed to the Issuer or Guarantor (as the case may be) qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Issuer or such Guarantor has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee and the Paying Agent will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion of counsel, delivered in compliance with clauses (b)(i) and (b)(ii) above, as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Notes.

(c) Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Issuer or Guarantor (as the case may be) would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes, were then due and (ii) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

The foregoing provisions shall apply mutatis mutandis to any Guarantor (and the related Guarantee) to any successor person, after such successor person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to the Indenture.

The Issuer will publish a notice of any optional redemption of the Notes described above in accordance with Section 3.03 of the Indenture.

9. Optional Redemption Prior to August 1, 2024 upon Equity Offering

At any time prior to August 1, 2024, upon not less than 10 nor more than 60 days’ written notice (which notice for the avoidance of doubt may be given prior to August 1, 2024), the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes and any Additional Notes issued under the Indenture at a redemption price equal to 105.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with an amount equal to or less than the net cash proceeds from one or more Equity Offerings. The Issuer may only do this, however, if:

(a) at least 50% of the aggregate principal amount of the Notes that were initially issued under the Indenture (excluding Notes held by the Issuer or any of its Subsidiaries) would remain outstanding immediately after the occurrence of such proposed redemption (unless all such Notes are redeemed substantially concurrently); and

(b) each such redemption occurs within 180 days after the closing of such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

10. Notes Redeemed in Part

Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee, who shall make a notation on the Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of $2,000 and integral multiples of $1,000 in excess thereof.

Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such certificated Note shall be in a principal amount at final Stated Maturity of $2,000 and integral multiples of $1,000 in excess thereof.

11. Repurchase of Notes at the Option of Holders upon (i) a Change of Control Triggering Event and (ii) the Occurrence of Certain Asset Sales

If a Change of Control Triggering Event occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in the Indenture.

In accordance with Section 4.07 of the Indenture, the Issuer shall be required to offer to purchase the Notes upon the occurrence of certain Asset Sales.

12. Additional Redemptions and Repurchases

In connection with any Change of Control Offer, Alternate Offer or other tender offer to purchase all of the Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Alternate Offer or other tender offer and the Issuer purchases, or any third party making such Change of Control Offer, Alternate Offer or other tender offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Alternate Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Alternate Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

13. Denominations

These Notes are issued in fully registered form without coupons. These Notes are in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar and Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

14. Unclaimed Money

All moneys paid by the Issuer to the Trustee or a Paying Agent for the payment of the principal of, or premium or Additional Amounts, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium, Additional Amount or interest has become due and payable may be repaid to the Issuer, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer for payment thereof.

15. Defeasance and Discharge

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer irrevocably deposits or causes to be deposited in trust with the Trustee, for benefit of the Holders, cash in dollars, U.S. Government Obligations denominated in dollars or a combination thereof, for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

16. Amendment, Supplement and Waiver

Amendments, modifications, supplements and waivers to the Indenture and the Notes may be made as set forth in the Indenture.

17. Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.01 of the Indenture.

If an Event of Default (other than as specified in Section 6.01(a)(viii) or 6.01(a)(ix) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes will become immediately due and payable. If an Event of Default specified in Section 6.01(a)(viii) or 6.01(a)(ix) with respect to the Issuer occurs and is continuing, then the principal of, premium, if any, and Additional Amounts and accrued and unpaid interest on all the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under the Indenture. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Defaults under the Indenture, except a continuing Default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of Holders of Notes holding 90% of the aggregate principal amount of the Notes outstanding under the Indenture).

The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

18. Trustee Dealings with the Issuer

The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar, Transfer Agent or such other agent.

19. No Recourse Against Others

A director, officer, employee, incorporator, member, partner or shareholder, as such, of the Issuer. any Guarantor or Parent shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

20. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

21. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

SEASPAN CORPORATION

Attention: Investor Relations

c/o 2600 – 200 Granville St.

Vancouver, BC Canada

Telephone: 1 904 345 4939

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized signature guarantee medallion program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section [4.07]/[4.09] of the Indenture, check the box: [    ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section [4.07]/[4.09] of the Indenture, state the amount you elect to have purchased (in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof): $

Date:

Tax Identification No. (if any):

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized signature guarantee medallion program (or other signature guarantor acceptable to the Trustee).

SCHEDULE A

SCHEDULE OF EXCHANGE OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $[●]. The following decreases/increases in the principal amount of this Global Note have been made:

Date of Decrease/Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Registrar

EXHIBIT B

FORM OF TRANSFER CERTIFICATE

Reference is hereby made to the Indenture dated as of July 14, 2021 (the “Indenture”) between Seaspan Corporation, a Republic of the Marshall Islands corporation (the “Issuer”) and The Bank of New York Mellon as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in compliance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)	☐ to the Issuer or any Affiliate of the Issuer; or

(2)	☐ pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(3)	☐ pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4)	☐ pursuant to and in compliance with Rule 144 under the U.S. Securities Act of 1933; or

(5)	☐ pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933; or

(6)	☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A and is obtaining such interest in a transaction meeting the requirements of Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred in compliance with Rule 144 under the U.S. Securities Act; and if box (5) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or Trustee reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature of Transferor:

Signature Guarantee*:

*	Participant in a recognized signature guarantee medallion program (or other signature guarantor acceptable to the Trustee).

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Seaspan Corporation

c/o 2600-200 Granville Street

Vancouver, British Columbia

Canada V6C 1S4

The Bank of New York Mellon

240 Greenwich Street, Floor 7 East

New York, New York 10286

Re:	$750,000,000 5.50% Blue Transition Senior Notes due 2029 of Seaspan Corporation

(ISIN                     ; CUSIP                     )

Reference is hereby made to the Indenture, dated as of July 14, 2021 (the “Indenture”) between Seaspan Corporation, a Republic of the Marshall Islands corporation (the “Issuer”) and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a Book-Entry Interest in the:

(i)	☐ 144A Global Note (ISIN US81254UAK25; CUSIP 81254UAK2), or

(ii)	☐ Regulation S Global Note (ISIN USY75638AF67; CUSIP Y75638AF6), or

(b)	☐ a Definitive Registered Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a Book-Entry Interest in the:

(i)	☐ 144A Global Note (ISIN US81254UAK25; CUSIP 81254UAK2), or

(ii)	☐ Regulation S Global Note (ISIN USY75638AF67; CUSIP Y75638AF6), or

(b)	☐ a Definitive Registered Note.

in accordance with the terms of the Indenture.

C-2

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among Seaspan Corporation, a Republic of the Marshall Islands corporation (the “Issuer”),                     , a                      under the laws of                      (the “Subsequent Guarantor”), a subsidiary of Seaspan Corporation (or its permitted successor), and The Bank of New York Mellon, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture dated as of July 14, 2021 (the “Indenture”), between the Issuer and the Trustee, providing for the issuance of $750,000,000 aggregate principal amount of its 5.50% Blue Transition Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances (including pursuant to Section 4.11(a) of the Indenture) the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Notes Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder of the Notes, to add any Notes Guarantees with respect to the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture.

3. RELEASE OF GUARANTEE. The Notes Guarantee of the Subsequent Guarantor shall be automatically and unconditionally released and discharged as and when provided in the Indenture (including pursuant to Section 4.11(c)). If requested by the Trustee, any release of a Guarantee pursuant to the foregoing provisions shall be evidenced by the delivery by the Issuer to the Trustee of an Officer’s Certificate of the Issuer, and the Trustee may acknowledge and confirm receipt of such Officer’s Certificate.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner, stockholder or agent of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, the Indenture, the Notes Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. INCORPORATION BY REFERENCE. Section 11.08 of the Indenture is incorporated by reference to this Supplemental Indenture as if more fully set out herein.

6. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. COUNTERPARTS; ELECTRONIC SIGNATURES. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of all the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes other than the Trustee’s signature on the certificate of authentication on each Note.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

SEASPAN CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title:

D-3